    As filed with the Securities and Exchange Commission on March 17, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ---------------
                             NETIVATION.COM, INC.
                (Name of small business issuer in its charter)
          NEVADA               88-0308169                    7375
 (State or jurisdiction of  (I.R.S. Employer           (Primary Standard
       incorporation      Identification No.)             Industrial
 or organization prior to                         Classification Code Number)
     reincorporation)
         DELAWARE
 (State or jurisdiction of
       incorporation
 or organization following
     reincorporation)         7950 Meadowlark Way
                          Coeur d'Alene, Idaho 83815
                                (208) 762-2526
         (Address and telephone number of principal executive offices)
    (Address of principal place of business or intended principal place of business)
                                ---------------
                               Anthony J. Paquin
                            Chief Executive Officer
                             NETIVATION.COM, INC.
                              7950 Meadowlark Way
                          Coeur d'Alene, Idaho 83815
                                (208) 762-2526
           (Name, address and telephone number of agent for service)
                                ---------------
                                  Copies to:
   Mark A. Ellison, Esq.    Michael L. Platt, Esq.    Robert W. Walter, Esq.
  Stephen R. Drake, Esq.     Mark G. Seneker, Esq.   Berliner Zisser Walter &
 Moffatt, Thomas, Barrett,    Cooley Godward llp          Gallegos, P.C.
 Rock & Fields, Chartered    2595 Canyon Boulevard   1700 Lincoln Street, Suite
 101 South Capitol Blvd.,          Suite 250                 4700
        10th Floor          Boulder, Colorado 80302  Denver, Colorado 80203
    Boise, Idaho 83702          (303) 546-4000          (303) 830-1700
      (208) 345-2000
                                ---------------
               Approximate date of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.
                                ---------------
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

                                                     Proposed       Amount of
              Title of Each Class of             Maximum Aggregate Registration
           Securities to be Registered           Offering Price(1)     Fee
-------------------------------------------------------------------------------
  Common Stock, $.01 par value(2)...............    $25,875,000       $7,194
-------------------------------------------------------------------------------
  Underwriters' Warrants........................    $        23       $    1
-------------------------------------------------------------------------------
  Common Stock, $.01 par value, underlying Un-
   derwriters' Warrants.........................    $ 2,700,000       $  751
-------------------------------------------------------------------------------
  Total:........................................    $28,575,023       $7,946

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Includes shares that the representatives of the underwriters have the option to purchase from Netivation.com to cover over-allotments, if any, equal to fifteen percent (15%) of the initial shares.
                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  Subject to completion, dated March 17, 1999

                                2,250,000 Shares

                 [LOGO OF NETIVATION.COM, INC. APPEARS HERE]

                                 Common Stock

   Netivation.com is a developer of topic specific Internet communities. These communities, known as vertical portals, are for individuals, groups and businesses sharing a common interest. Our first communities, Votenet and Medinex, act as sources of information and services for participants in the public policy and healthcare communities. By offering integrated software applications to politicians and physicians, we will foster the ongoing participation of these key members in each community. This is our initial public offering. We estimate that the share price will be $8.00 to $10.00. No public market currently exists for our shares.

   We plan to apply to have our shares approved for listing on the Nasdaq National Market under the symbol "NTVN."

 Investing In Our Shares Involves Risks. See "Risk Factors" Commencing On Page
                                       7.

                                                 Per Share                             Total
                                                 ---------                             -----
       Public offering price                       $                                   $
       Underwriting discounts                      $                                   $
       Proceeds to Netivation.com                  $                                   $

   Solely to cover any over-allotments, we have granted the representatives of the underwriters a 60-day option to purchase up to 337,500 additional shares of common stock on these same terms.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a crime to make any representation to the contrary.

     EBI Securities Corporation                        Millennium
                                                  Financial Group, Inc.

                         Prospectus dated       , 1999

  The information contained herein is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  [LOGO OF NETIVATION.COM, INC. APPEARS HERE]

   [Graphic appears here depicting three web home pages from Netivation.com, Votenet.com and Medinex.com. The web pages appear in a cascading order.]




 .  We are a developer of Internet communities for public policy and healthcare.

 . Our public policy community, Votenet, includes content, products and services for candidates for political office, voters, political organizations, political action committees and lobbyists.

 . Our healthcare community, Medinex, provides content, products and services to primary care physicians, healthcare conscious consumers, patients and their families.

 .  Votenet.com has received recognition from PC Magazine Online, Yahoo and
   USAToday.

       The information on our Websites is not a part of this prospectus.

   We intend to furnish stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each year.

   "Netivation.com," "Governet," "Votenet,""Votenet.com," "Votenet (and design)," "Capitolwatch," "Medinex" and "Medinex.com" are trademarks of Netivation.com, Inc. We have also applied for federal registration of each of these trademarks.

                           NETIVATION.COM PROSPECTUS

                              About Netivation.com

   We were incorporated in Nevada in November 1993. In January 1999, we changed our name to Netivation.com, Inc. We plan to reincorporate in Delaware and complete the acquisitions of The Online Medical Bookstore, LLC and InterLink Services, Inc., prior to the closing of this offering. Our executive offices are located at 7950 Meadowlark Way, Coeur d'Alene, Idaho 83815. We also maintain an office at 1220 Connecticut Avenue, NW, Washington, D.C. 20036. Our Website address is www.netivation.com and our telephone number is (208) 762-2526.

                                  Introduction

   Please read this prospectus carefully. It describes our business, our products and services and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

   You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                        Prospectus Delivery Obligations

   Until       , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................    1
Risk Factors.............................................................    7
Where You Can Find Additional Information................................   17
Use of Proceeds..........................................................   18
Dividend Policy..........................................................   18
Capitalization...........................................................   19
Dilution.................................................................   20
Selected Financial Data..................................................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   23
Business.................................................................   29
Management...............................................................   40
Certain Transactions.....................................................   46
Principal Stockholders...................................................   47
Description of Capital Stock.............................................   48
Shares Eligible for Future Sale..........................................   51
Underwriting.............................................................   53
Legal Matters............................................................   56
Experts..................................................................   56
Index to Financial Statements............................................  F-1
Financial Statements of Netivation.com, Inc. ..                            F-3
Financial Statements of The Online Medical Bookstore, LLC................ F-17
Financial Statements of InterLink Services, Inc.......................... F-24
Unaudited Pro Forma Combined Financial Information....................... F-30

                              PROSPECTUS SUMMARY

Our business

   We develop and operate topic specific Internet communities designed to permit persons sharing a common interest to access our suite of services and the resources of the Internet. We foster interaction and communication among the members of each community by providing them a comprehensive suite of Internet based products and services. We plan to develop a sense of loyalty within each community by offering specialized software applications to key participants that encourage their ongoing involvement within the community. We believe the involvement of key participants is essential for the rapid growth of each community.

   To date, we have focused on the development of two communities, Votenet and Medinex. We believe that each Internet community will provide multiple sources of revenue, including:

  . e-commerce opportunities;

  . Website development and hosting;

  . the sale of advertising space;

  . corporate sponsorships and alliances;

  . licensing and support of physicians' office management software; and

  . commissions from online political fundraising.

Recent acquisitions

   On March 4, 1999, we entered into an agreement to acquire The Online Medical Bookstore, LLC (Online Medical Bookstore), a company selling medical books and medical supplies via the Internet. Additionally, on March 9, 1999, we entered into an agreement to acquire InterLink Services, Inc. (InterLink), a company providing Website design and hosting services. We plan to complete these acquisitions concurrent with this offering. We believe that both companies provide synergies with our products and services and help execute our strategy.

Our Internet communities

 Votenet

   Our first Internet community, Votenet (www.votenet.com), was deployed in April 1998. This public policy and political community site includes content, products and services designed for candidates for political office, voters, political organizations, political action committees and lobbyists. In June 1998, PC Magazine Online, in a quarterly review, named Votenet as one of the top 100 Websites on the Internet. Votenet features:

  . Governet, an interactive campaign management system for political candidates and campaigns;

  . a public policy focused Internet search engine;

  . design and hosting of Websites for political campaigns; and

  . a daily newsletter distributed via e-mail that reports on important news stories and the activities of the U.S. Congress.

   As of March 15, 1999, the daily newsletter, CapitolWatch, was delivered to over 33,000 e-mail addresses.

   The public policy and political market in the United States is large, with over $2.8 billion raised and spent on over 250,000 political campaigns each year. We provide politicians, the key participants in this community, with computer software designed to manage voter data and contacts, fundraising and reporting. We believe that the use of this software will encourage continued participation in Votenet by politicians and other groups such as state political parties.

 Medinex
   Our healthcare focused community, Medinex (www.medinex.com), was deployed in November 1998. This community provides content, products and services for primary care physicians, healthcare conscious consumers, patients and their families, pharmaceutical and insurance companies and others involved in the healthcare market. This community includes:

  . a healthcare focused Internet search engine;

  . Website pages covering specific diseases that include discussion groups and other interactive content;

  . daily medical news reports; and

  . physician Websites.

   Our Website service combines our search engine content and medical news into a turnkey Web presence for physicians. The Medinex.com search engine provides access to over 9,500 healthcare related Websites. We have over 1,000 relationships with healthcare related Websites that link their users to the Medinex.com site.

   During 1999, we will introduce an Internet based physicians' office management software that incorporates accounting and other business management applications. We will market this software to primary care practices with one to five physicians to develop strong bonds between physicians and the Medinex community. We anticipate this software product will generate revenues from monthly usage and support fees.

   Recent studies indicate that the market for healthcare products and services is approximately $1 trillion in the U.S. and healthcare services alone account for more than one quarter, or approximately $460 billion, of the U.S. gross domestic product. Scientific breakthroughs in medicine have amplified the need for fast and easy communication of information. Pharmaceutical companies need to market their products in a medium where they can both promote and educate. During 1998, over 17 million adults in the U.S. searched online for health and medical information. The Medinex.com site and the Internet are uniquely positioned to meet these needs of the healthcare marketplace.

Our approach to the market

   The rapid growth of the Internet and the proliferation of Websites have made it increasingly difficult for Internet users, content providers and businesses with a common interest to efficiently reach and interact with one another using such means as general interest search engines. Internet communities that bring together persons with a common interest increase the opportunity for advertising efficiency and the likelihood of successful e-commerce transactions. We believe that the political and healthcare markets are particularly well suited to benefit from greater use of the Internet because of their:

  . large size;

  . diversity of participants; and

  . demand for accurate and current information.

Our strategy

   Our objective is to leverage our community platforms to generate multiple sources of revenues. The strategy to achieve this objective and take full advantage of our market opportunities includes:

  . acquiring or investing in complementary businesses, technologies, services and products that add value to our communities;

  . offering a comprehensive selection of content, products, services and software solutions to build member loyalty;

  . increasing traffic to our Websites;

  . building the Votenet and Medinex brands through aggressive promotional campaigns;

  . leveraging the high profile nature of our subject matter through corporate sponsorships and alliances; and

  . capitalizing on the attractive, targeted demographics of our community members.

                                  The Offering

   Common stock offered by                2,250,000 shares
Netivation.com..........................

   Common stock to be outstanding after   8,445,548 shares
this offering...........................

   Use of proceeds......................  To fund the development of our products and services; to expand our
                                          sales and marketing efforts; to fund
                                          operating losses; to make
                                          complementary acquisitions or
                                          investments; and for working capital
                                          and other general corporate purposes.

   Proposed Nasdaq National Market        NTVN
symbol..................................

   The number of shares of common stock to be outstanding after this offering does not include:

  . 278,875 shares issuable upon the exercise of stock options outstanding under our 1999 equity incentive plan at a weighted average exercise price of $2.03 per share;

  . 428,625 additional shares that have been reserved for issuance and may be granted under such plan, of which 155,000 options are to be granted to certain key employees of Online Medical Bookstore and InterLink upon the closing of those acquisitions;

  . 200,000 shares issuable upon the exercise of stock options issued outside of any plan at a weighted average exercise price of $.056 per share;

  . 258,000 shares of common stock reserved for issuance under outstanding warrants at a weighted average exercise price of $2.50 per share; and

  . 500,000 shares available for issuance under our 1999 employee stock purchase plan.

                             About This Prospectus

   We have entered into agreements to purchase Online Medical Bookstore and InterLink, both of which we expect to complete simultaneously with the effectiveness of this offering. The acquisitions of these businesses are reflected in the pro forma financial information contained in this prospectus as if they had occurred during 1998.

   Unless otherwise indicated, all information in this prospectus:

  . assumes that our date of inception was September 26, 1997, which is the date we acquired the technology used in our current business operations;

  . reflects the conversion of all outstanding shares of preferred stock into 2,325,000 shares of common stock upon the closing of this offering;

  . has been adjusted to reflect an assumed one-for-two reverse split of the common stock to be effected prior to the closing of this offering;

  . includes 354,778 shares of common stock, based upon an assumed initial public offering price of $9.00 per share, issuable on the closing of the acquisitions of Online Medical Bookstore and InterLink;

  . reflects our reincorporation into Delaware prior to the closing of this offering; and

  . assumes that the representatives of the underwriters do not exercise their over-allotment option or their warrants and that no other person exercises any other outstanding option or warrant.


   This summary highlights some information from this prospectus and may not contain all the information that is important to you.

   Unless the context requires otherwise, the "company," "Netivation.com," "we," "us" and "our" in this prospectus refer to Netivation.com, Inc.

                             Summary Financial Data

   The following table summarizes the financial data for our business. The unaudited pro forma statement of operations data reflects the acquisitions of Online Medical Bookstore and InterLink as if they had each occurred on January 1, 1998. Please see our unaudited pro forma combined financial information beginning on page F-30.

                                                       Year Ended
                           September 26, 1997       December 31, 1998
                             (inception) to     --------------------------------
                            December 31, 1997      Actual         Pro Forma
                          -------------------------------------  ---------------
                           (dollars in thousands, except per share data)
Statements of Operations
 Data:
  Revenues..............      $           --    $           --   $           619
  Cost of revenues......                  --                --              (422)
                              ---------------   ---------------  ---------------
  Gross profit..........                  --                --               197
  Operating expenses:
    General and adminis-
     trative............                   43               837            1,158
    Sales and market-
     ing................                   18               551              556
    Stock compensation..                    0               586              586
    Product develop-
     ment...............                  --                171              171
    Amortization of in-
     tangible assets....                    0                 0            1,158
                              ---------------   ---------------  ---------------
      Total operating
       expenses.........                   61             2,145            3,629
                              ---------------   ---------------  ---------------
  Loss from operations..                  (61)           (2,145)          (3,432)
  Interest expense......                  --               (183)            (183)
                              ---------------   ---------------  ---------------
  Net loss..............                  (61)           (2,328)          (3,615)
  Preferred stock divi-
   dends................                  --                (14)             (14)
                              ---------------   ---------------  ---------------
  Net loss available to
   common stock.........      $           (61)  $        (2,342) $       ( 3,629)
                              ===============   ===============  ===============
Basic and diluted net
 loss per share.........      $          (.02)  $          (.69) $          (.96)
                              ===============   ===============  ===============
Weighted average shares
 outstanding............            3,168,270         3,417,377        3,772,155

                                                        December 31, 1998
                                                  ------------------------------
                                                                    Pro Forma As
                                                  Actual  Pro Forma   Adjusted
                                                  ------- --------- ------------
                                                          (in thousands)
Balance Sheet Data:
  Cash and short-term investments................ $ 2,787  $ 2,542    $21,496
  Working capital................................   3,046    2,737     20,508
  Total assets...................................   4,099    7,394     25,165
  Total stockholders' equity.....................   2,725    5,918     23,689

   The foregoing table indicates a summary of our balance sheet as of December 31, 1998. The table does not reflect any consequences of a redeemable common stock option we issued during 1998, which is currently classified as a long-term liability on our balance sheet. Assuming an offering price of $9.00 per share, we will be required to take an additional charge both to earnings and accumulated deficit of $1,011,000 and reclassify $1,402,000 to stockholders' equity. If this charge were included in the table, the pro forma stockholders' equity would increase $391,000 to $24,080,000.

  The pro forma column reflects:

  . the automatic conversion of all outstanding and subscribed to shares of preferred stock at December 31, 1998 into 2,118,948 shares of common stock; and

  . the acquisitions of Online Medical Bookstore and InterLink as if they had each occurred on December 31, 1998.

   The pro forma as adjusted column reflects:

  . our receipt of the net proceeds from the sale of 206,052 shares of preferred stock in our private placement completed in January 1999 and the subsequent conversion of these shares into common stock; and

  . our receipt of the estimated net proceeds from the sale of 2,250,000 shares of common stock at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and other estimated offering expenses.

                           Forward Looking Statements

   This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "estimates," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

   You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

   If any of the events described in the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT FUTURE LOSSES

   We had no revenues from the inception of our current operations in September 1997 through December 31, 1998. As a result of the acquisitions, we had pro forma revenues of $619,000 in 1998. We had net losses of $2,389,000 from September 1997 to December 31, 1998. We had an accumulated deficit of $2,403,000 at December 31, 1998. We expect to incur increasing net losses and negative cash flow for the foreseeable future. We may never achieve profitability unless we substantially increase revenues.

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY

   We are a development stage company in the rapidly evolving Internet market. We launched our first Internet community, Votenet, in April 1998, and our second community, Medinex, in November 1998. Accordingly, we have only a limited operating history you can use to evaluate us and our prospects.

   There are risks, uncertainties, expenses and difficulties frequently encountered by a company in our early stage of development. To address these risks, we must:

  . develop and constantly improve functional and attractive product and service offerings;

  . attract and maintain a large base of members for our Internet communities;

  . provide useful content to our members, either through our search engine and e-mail delivery services or through strategic relationships with content providers;

  . establish and maintain relationships with advertisers, sponsors, e-commerce partners, distribution partners, and service and content providers;

  . expand our sales and marketing efforts;

  . retain and motivate qualified personnel; and

  . respond successfully to competitive developments.

   We may not successfully address all of the risks we face or accomplish our business strategies. We may not become profitable even if we do successfully address these risks and accomplish our business strategies.

OUR BUSINESS MODEL IS EVOLVING AND UNPROVEN

   Our business model is to generate multiple revenue sources from our targeted Internet communities. Since this model is new and largely unproven, it may not be successful and we may need to change it. Our business model will continue to develop as we explore opportunities in new and unproven areas. We cannot assure you that our business model will be successful or, if we need to modify our business model, that we will be successful in making such modifications.

OUR LIMITED OPERATING HISTORY AND EVOLVING BUSINESS MODEL MAKE IT DIFFICULT TO FORECAST OUR FUTURE OPERATING RESULTS

   We are unable to forecast our revenues with any degree of certainty as a result of our limited operating history and unproven business model. We base our current and projected expense levels largely on our estimates of future revenues. Our expenses will increase significantly as we:

  . develop and upgrade our software applications and technology;

  . purchase equipment for our operations and network infrastructure;

  . hire more salespersons and otherwise expand our sales and marketing operations;

  . increase our marketing and promotional activities;

  . add to our product and service offerings; and

  . acquire or invest in businesses, technologies, services or products.

   The success of our business depends on our increasing revenues to offset expenses. We cannot assure you that we will generate sufficient revenues to offset our expenses. If our revenues are less than expected, or if our operating expenses are more than expected or cannot be reduced, our business, financial condition and operating results will be materially and adversely affected.

We may not generate revenues from our planned sources

   We plan to leverage our Internet communities to generate revenues from multiple sources, such as e-commerce opportunities, Website development and hosting, the sale of advertising space, corporate sponsorships and alliances, licensing and support of physicians' office management software and commissions from online political fundraising. As of the date of this prospectus, and without taking into account the acquisitions, we have generated minimal revenues. Our future success depends on our ability to increase our advertising and other revenues. We may not succeed in increasing our advertising revenues or developing and increasing revenues from additional sources. Our failure to increase our revenues from these sources would materially and adversely affect our business, financial condition and operating results.

We have a limited number of members, advertisers, sponsors and e-commerce partners

   As of the date of this prospectus, we have a limited number of members, advertisers, sponsors and e-commerce partners in our communities. We also have a limited number of users of our Governet software. Additionally, our online fundraising system has not yet been used and our physicians' management software system has not yet been completed and released. Our future success depends on our ability to attract members to our communities to make the communities attractive to advertisers, sponsors and e-commerce partners and on the acceptance and increased use of our products and services. Our failure to obtain a sufficiently large number of advertising, sponsorship and e-commerce relationships and widespread use of our products and services will have a material and adverse effect on our business, financial condition and operating results.

We face risks associated with acquisitions or investments

   Recently, we entered into agreements to acquire Online Medical Bookstore and InterLink. These acquisitions may not succeed due to some or all of the risks identified below. Furthermore, the closing under each of the acquisition agreements is subject to the effectiveness of this offering as well as other customary closing conditions. We cannot assure investors that all of the conditions to these acquisitions will be satisfied prior to the effectiveness of this offering, and we may not be able to consummate the acquisitions at the time of this offering or at all. Once we complete these acquisitions, we will amortize intangible assets associated with the acquisitions of approximately $3.5 million over a three year period. This amortization will adversely impact our ability to achieve profitability.

   We may acquire or make investments in additional complementary businesses, technologies, services or products if appropriate opportunities arise. This acquisition and investment strategy has the following risks:

  . we may not be able to identify suitable acquisition or investment candidates at reasonable prices;

  . we may not be able to successfully integrate services, products or personnel of any acquisition or investment into our operations;

  . acquisitions and investments may cause a disruption in our ongoing business, distract our management and other personnel and make it difficult to maintain our standards, controls and procedures;

  . we may acquire unknown liabilities in these acquisitions or investments;

  . costs associated with these acquisitions, including the amortization of intangible assets, will adversely affect profitability; and

  . we may acquire companies or make investments in markets in which we have little experience.

Competition in our industry is intense

   Competition for developing Internet communities, providing Internet products and services and attracting Internet advertising and e-commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new Websites or new products and services at a relatively low cost. We believe that our markets will have an increasing number of participants offering competing products and services. One or a few suppliers may dominate one or more market sectors, thereby adversely affecting our share of any markets.

   Many of our competitors have greater brand recognition and greater financial, marketing and other resources than we have. Additionally, our competitors may develop products and services that are superior to ours or that achieve greater market acceptance. These factors may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising, sponsorship and e-commerce efforts and other initiatives.

   We may not compete successfully against our current or future competitors. Our inability to successfully respond to competitive pressures could have a material adverse effect on our business, financial condition and operating results.

Our operating results may fluctuate significantly

   We expect our revenues, expenses and operating results to fluctuate significantly from quarter to quarter due to a variety of factors, not all of which are in our control. These factors include:

  . the number and involvement of community members and key participants;

  . the level of traffic on our Websites and the level of usage of the Internet in general;

  . our ability to establish and maintain strong brand awareness;

  . the growth of the Internet as a sustainable commercial, advertising and communications medium;

  . the timing of contracts with advertisers, sponsors, e-commerce partners and service and content providers and the success of those relationships;

  . the amount and timing of the costs relating to our marketing efforts;

  . risks associated with identifying, acquiring and integrating suitable acquisition or investment candidates;

  . our ability to enhance, maintain and support our technology and acquire new technologies;

  . our ability to compete in a highly competitive market and the introduction of new sites, products and services by us or our competitors;

  . technical difficulties, system downtime, system failures or Internet brown-outs;

  . political or economic events and governmental actions affecting Internet operations or content; and

  . general economic conditions.

   Many of these factors are described in more detail in this "Risk Factors" section. Due to the limited history of businesses relying on the Internet as a commercial medium, we believe that period-to-period comparisons of our operating results may not be meaningful.

Our usage and advertising revenues may be seasonal

   We expect that some of our revenues will be seasonal. We may experience seasonality in our advertising revenues because advertising and media buying tends to be highest in the first and fourth quarters of each calendar year. We may also experience seasonality in our traffic. Membership traffic during the summer and year-end vacation and holiday periods may be lower than in other parts of the year. We also expect that business usage of the Internet, and of our products and services, will typically decline during these periods.

The adoption of the Internet as a sustainable commercial, advertising and communications medium is uncertain

   Our future success will depend substantially upon the widespread adoption of the Internet as an attractive platform for commerce, advertising, communication and business applications. Most businesses, advertisers and consumers have only limited experience with the Internet as a commercial, advertising and communications medium and platform for business applications. In addition, the adoption of Internet solutions in general, and the adoption of certain of our products and services, requires the acceptance of new ways of exchanging information and conducting business. The Internet may not prove to be a viable commercial, advertising and communications medium for a number of reasons, including:

  . lack of acceptable security technologies;

  . potentially inadequate development or maintenance of necessary Internet infrastructure;

  . issues concerning the reliability, cost, accessability and performance of the Internet; and

  . timely development, improvement and commercialization of non-Internet based applications.

   Our business, financial condition and operating results will be materially adversely affected if the Internet does not become a viable and sustainable advertising, commercial and communications medium.

Our long-term success depends on the development of the e-commerce market

   We anticipate that e-commerce will account for a significant portion of our future revenues. Our business will suffer if e-commerce does not grow or grows slower than expected. A number of factors could prevent acceptance of e-commerce, including:

  . e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

  . the necessary network and telecommunications infrastructure for substantial growth in usage of the Internet may not develop;

  . increased government regulation or taxation may limit the growth of e-commerce; and

  . adverse publicity and consumer concern about the security of e-commerce transactions may discourage its acceptance and growth.

   These factors could impair our ability to generate revenues from our online fundraising platform, physician's management software, online sale of medical books and supplies and other e-commerce initiatives.

Market acceptance of Votenet and Medinex is uncertain

   Votenet and Medinex are designed to address many needs of the political and healthcare markets by attracting individuals, groups and businesses interested in these markets to a designated Internet location. We cannot guarantee that participants in the public policy and healthcare communities will accept Votenet and Medinex as sources of information, communication and business products and services. The Internet in general, and Votenet and Medinex specifically, may not prove to be viable channels for these products and services. The failure of Votenet and Medinex to achieve market acceptance would have a material adverse effect on our business, financial condition and operating results.

We must establish, maintain and strengthen our brands

   To be successful, we must establish, maintain and strengthen the Votenet and Medinex brands as well as the brands associated with the individual products and services offered in such communities. We believe that brand recognition will become more important in the future with the growing number of Websites. If we are unable to establish, strengthen and maintain our brands, the attractiveness to our members, advertisers, sponsors and e-commerce partners will decrease and our business, financial condition and operating results could be materially and adversely affected.

Our communities may not attract users with demographic characteristics valuable to advertisers, sponsors or e-commerce partners

   Our future success depends upon our ability to deliver compelling Internet content and attractive products and services that will attract users with demographic characteristics valuable to our existing and potential advertising and sponsorship customers and e-commerce partners. If we are unable to offer Internet content or products and services that attract a loyal membership base possessing demographic characteristics attractive to advertisers, sponsors and e-commerce partners, it could have a material adverse effect on our business, financial condition and operating results.

We may not be able to effectively manage our growth

   We expect to grow rapidly both by adding new products and services and hiring new employees. This growth, if it occurs, would likely place a significant strain on our resources and systems. To manage our growth, we must effectively manage our resources and implement and improve our systems. We cannot assure you that our management will be able to effectively or successfully manage our growth.

We may need and be unable to obtain additional funding

   We believe that, following this offering, our cash reserves and cash flows from operations will be adequate to fund our operations at least through 2000. However, we may need to raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us.

We face the risk of system failures, delays and capacity restraints

   Our business depends on the efficient and uninterrupted operation of our computer and communications systems. Our computer and communications systems are located at our main headquarters in Coeur d'Alene, Idaho and at Exodus Communications, Inc.'s facilities in Seattle, Washington. Any systems interruptions that cause our communities to be unavailable or result in slower response times could result in a loss of potential or existing advertisers, sponsors, e-commerce partners and community members. Any of these losses could materially and adversely affect our business, financial condition and operating results. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We do not presently have a formal disaster recovery plan and our insurance may not be sufficient to cover losses from these events.

   Our Websites must accommodate a high volume of traffic and deliver frequently updated information. We must be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our Internet communities. If we do not appropriately upgrade our systems and network hardware and software, our business, financial condition and operating results will be materially adversely affected.

Our products and services may be affected by unknown software defects

   Many of our product and service offerings depend on complex software, both internally developed and licensed or purchased from third parties. Software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation and brand value, increase our service costs, cause us to lose revenues, delay market acceptance or divert our product development resources, any of which could cause our business to suffer.

Increased security and confidentiality risks may deter future use of our communities

   A significant barrier to online communications and commerce is the inability to ensure secure access or transmission of information over the Internet. Our networks may be vulnerable to unauthorized access, computer viruses and other disruptions, despite the implementation of security measures. A wrongdoer who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Additionally, as we increase our focus on e-commerce, our customers will become more concerned about security. Netivation.com's security measures may be circumvented in the future. If we do not adequately address these concerns, this could adversely affect our business, financial condition and operating results.

Our market may undergo rapid technological change

   Our market is characterized by rapidly changing technology, evolving industry standards, customer demands, and frequent new product introductions and enhancements. Significant technological changes could render our existing community technology obsolete. To be successful, we must improve the performance, content and reliability of our communities. We must also develop new features, products and services to meet our community members' needs. If we do not successfully respond to new developments or do not respond in a cost-effective manner, our business, financial condition and operating results will be materially adversely affected.

The sales cycle for our products and services may be lengthy

   The time between the date of initial contact with a potential advertiser, sponsor or e-commerce partner and the execution of a contract with such advertiser, sponsor or partner may be lengthy and may be subject to delays over which we have little or no control, such as budgetary constraints and internal acceptance reviews. During such sales cycle, we may expend substantial funds and management resources and yet not obtain advertising, sponsorship or e-commerce revenues. Therefore, our results of operations for a particular period may be adversely affected if sales to such advertisers, sponsors or e-commerce partners in a particular period are delayed or do not occur.

Our sales and marketing resources are limited

   We have a limited number of sales and marketing resources. We must achieve broad acceptance of the Votenet and Medinex communities by individuals, groups and businesses interested in the specific topics of such communities to become successful. We cannot guarantee that we will develop a sufficient sales and marketing force to establish Votenet and Medinex as viable Internet communities that provide valuable Internet services and products. This inability would adversely affect our business, financial condition and operating results.

The license fees we pay to content providers may increase

   If licensing fees for our site content increase, it could materially adversely affect our business, financial condition and operating results. These fees may increase as competition for such content increases. Our content providers may not enter into new agreements with us on similar terms as our current agreements or at all.

We may be exposed to risks associated with intellectual property and proprietary rights infringement

   Trademarks, trade secrets and other proprietary rights are important to our success and competitive position. We seek to protect our proprietary rights, but our efforts may be inadequate and may not prevent others from claiming violations by us of their proprietary rights. Existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trademark, copyright and trade secret protection may not be available in every country in which our services or products are made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

   The unauthorized misappropriation of our proprietary rights could have a material adverse effect on our business, financial condition and operating results. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

   We may also be subject to claims alleging infringement by us of third party proprietary rights. If we were to discover that any of our products or services infringed third party rights, we may not be able to obtain permission to use such rights on commercially reasonable terms. This inability may require us to expend significant resources to make our products and services non-infringing or to discontinue the use of such products and services. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Further, a party making such a claim could secure a judgment that requires us to pay substantial damages or that prevents us from using or selling our products and services. Any of these events could have a material adverse effect on our business, financial condition and operating results.

Emerging government regulations of the Internet create legal uncertainties

   Few laws or regulations are currently directly applicable to certain activities on the Internet. However, new laws and regulations may be adopted because of the Internet's popularity and growth in such areas as:

  . online content;

  . user privacy;

  . taxation;

  . access charges;

  . copyrights;

  . characteristics and quality of products and services; and

  . consumer protection.

   Such government regulation may impose additional burdens on our business. They may also impede the growth in Internet use and thereby decrease the demand for our products and services or otherwise have a material adverse effect on Netivation.com's business, financial condition and operating results.

   Additionally, U.S. and foreign laws applicable to e-commerce or Internet communications are becoming more prevalent. These laws have been recently enacted and there is uncertainty regarding their marketplace impact. Any new legislation or regulation regarding to the Internet, or the application of existing laws and regulations, to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

We face risks with potential telecommunications regulations

   Several telecommunications carriers are supporting regulation of the Internet by the Federal Communications Commission (FCC) in the same manner that the FCC regulates other telecommunications services. These carriers have alleged that the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure, resulting in interruptions in phone service. Local telephone carriers such as Pacific Bell, a subsidiary of SBC Communications Inc., have petitioned the FCC to regulate internet service providers in a manner similar to long-distance telephone carriers and to impose access fees on internet service providers. Any such regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our products and services or otherwise have a material adverse effect on our business, financial condition and operating results.

Our online fundraising system may be subject to complex regulations

   Political campaigns and campaign fundraising efforts are subject to numerous regulatory restrictions and reporting obligations at the federal, state and local levels. Additionally, there have recently been numerous proposals under consideration by federal, state, local and other organizations regarding changes to the existing regulatory environment. Since we expect to provide fundraising services to political campaigns and candidates, our activities, as well as the use of our products and services may be governed by federal and state campaign finance laws and regulations. We have not conducted any formal investigation or analysis of the governmental regulations applicable to our online fundraising system. Any such regulations may increase our cost of doing business, cause us to modify our system, decrease the demand for our system or otherwise have a material adverse effect on our business, financial condition and operating results.

   Given that these laws and regulations are complex, vary widely from state to state and are frequently changed, we can not assure you that the use of our products and services is not, or in the future will be, legal or practical in all jurisdictions.

We could be subject to liability under Federal Election Commission regulations if we were found to have participated in a prohibited campaign fund raising effort. Any of such liability or regulation may place our activities under increased regulation, increase our cost of doing business, decrease the use of the Internet for campaign or fundraising efforts and thereby decrease the demand for our products and services or otherwise have a material adverse effect on our business, financial condition and operating results.

We may not be able to acquire or maintain effective Website addresses

   We currently hold various Internet Website addresses related to our brands. We may not be able to prevent third parties from acquiring Website addresses that are similar to our addresses, which could materially and adversely affect our business, financial condition and operating results. The acquisition and maintenance of Website addresses generally is regulated by governmental agencies and their designees. The regulation of Website addresses in the United States and foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Website addresses in all countries where our services and products are made available through the Internet. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

We may be liable for information received from the Internet

   We may be subject to legal claims relating to the content in our communities. For example, persons may bring claims against us if information that is inappropriate for viewing by young children can be accessed from our communities. Claims could also involve matters such as defamation, negligence, invasion of privacy, and copyright infringement. Such claims have been brought, sometimes successfully, against Internet companies in the past. In addition, some of the content provided on our communities is drawn from data compiled by other parties, including governmental and commercial sources, and we may manually re-enter the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. The law in these or related areas is unclear, and we are unable to predict the possible existence or extent of our liability in these areas or related areas. Although we carry general liability insurance, our insurance may not cover claims of this type or may not provide sufficient coverage. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could adversely affect our business, financial condition and operating results.

Our systems may not be year 2000 compliant

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. To date, we have completed testing of our internally developed systems. Based on such testing, we believe that such software is Year 2000 compliant. We expect to resolve Year 2000 compliance issues primarily through normal upgrades of our software or by replacing existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in our capital expenditure budget and is not expected to be material to our financial position or operating results. However, we cannot assure you that such upgrades and replacements can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

   In addition to our internally developed software, we use software and hardware developed by third parties both for our network and internal information systems, We are currently conducting an analysis to determine the extent to which vendors and suppliers have Year 2000 issues. If they are not yet Year 2000 compliant, we are asking them to provide a description of their plans to become so. As of March 1999, we have received certification from all of our vendors and suppliers that they are either

Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant.

   In the event that the production and operational facilities that support our Websites are not Year 2000 compliant, small portions of our Websites may become unavailable. Our review of our systems has shown that there is no single application that would make our Websites totally unavailable and we believe that we can quickly address any difficulties that may arise.

   In the event that our Website hosting facilities are not Year 2000 compliant, our Websites would be unavailable and we would not be able to deliver services to our users. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, financial condition and operating results could be materially and adversely affected.

We are dependent on key personnel and the ability to hire additional personnel

   We believe that our success will depend on the continued services of our senior management team, especially Anthony J. Paquin, Gary S. Paquin, Lawrence
L. Burch and other key personnel. The loss of the services of any of our senior management team or other key employees could adversely affect our business, financial condition and operating results.

  We also depend on the ability of our senior management and key personnel to work effectively as a team. In particular, we hired Lawrence L. Burch as Chief Financial Officer and Treasurer in February 1999. Accordingly, our senior management team has had a limited time to work together. We cannot assure you that they will be able to work effectively together. Most of our key personnel have employment agreements. We carry key person life insurance on certain, but not all, of our senior management.

   Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel.

   We have expanded our operations and we will continue to hire additional personnel as our business grows. Competition for such personnel is intense, and we cannot guarantee that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. Failure to retain and attract necessary personnel could adversely affect our business, financial condition and operating results.

Future sales of our common stock may depress our stock price

   The market price of our common stock could fall if our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering. Such sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

   Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market.
The holders of           shares of common stock and warrants and options
exercisable into   shares of common stock have agreed not to sell any such
securities for           after the offering without the prior written consent
of EBI Securities Corporation. However, EBI Securities Corporation may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements.

   Additionally, after the date of this prospectus, we intend to file a registration statement on form S-8 under the Securities Act in order to register all shares of common stock issuable under the 1999 equity incentive plan, the 1999 employee stock purchase plan and options granted outside of any plan. After such registration statement is effective, shares issued under such plans will be eligible for resale in the market without restriction, other than that imposed by certain lock-up agreements and Rule 144 limitations applicable to affiliates.

   Upon the closing of this offering, holders of 2,325,000 shares of common stock and warrants to purchase up to 258,000 shares of common stock are entitled to certain registration rights. The exercise of such rights could adversely affect the market price of our common stock.

Our corporate documents may discourage our acquisition by others

   Our corporate documents and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our corporate documents provide:

  . that stockholders may not act by written consent;

  . for a classified board, with each board member serving a staggered three year term;

  . that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer;

  . that the board of directors has the authority to issue preferred stock and fix its rights and preferences without stockholder approval.

   These and other provisions might discourage, delay or prevent a change in control of Netivation.com or a change in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of common stock. See "Description of Capital Stock."

We have broad discretion to use the offering proceeds

   We have not designated any specific use for much of the net proceeds from the sale of our common stock. We expect to use the net proceeds to fund the development of our products and services, to expand our sales and marketing efforts, to fund operating losses and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. Accordingly, management will have significant discretion in applying the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. See "Use of Proceeds."

Investors in this offering will suffer immediate and substantial dilution

   The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. See "Dilution."

The price of our common stock is likely to be highly volatile

   The stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Accordingly, the market price of our common stock is likely to be highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the adverse reaction by the market to such volatility. The trading prices of many technology and Internet related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that that these trading prices and price earnings or price revenue ratios will be sustained.

   Factors that could cause such volatility may include, among other things:

  . actual or anticipated variations in quarterly operating results;

  . announcements of technological innovations;

  . new sales formats or new products or services;

  . changes in financial estimates by securities analysts;

  . conditions or trends in the Internet industry;

  . changes in the market valuations of other Internet companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

  . additions or departures of key personnel; and

  . sales of common stock.

   Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Our common stock has never been publicly traded

   There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market.

We do not expect to pay cash dividends on our common stock

  We expect to retain future and earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to such exhibit as filed.

   A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a Website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the SEC. The address of this Website is http://www.sec.gov.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of approximately $17.3 million or $20.0 million if the underwriters exercise their over-allotment option in full. Each of these amounts is based upon an assumed initial public offering price of $9.00 per share.

   We expect to use the net proceeds of this offering for the following purposes:

  . to fund the development of our products and services;

  . to expand our sales and marketing efforts;

  . to fund operating losses;

   . to make complementary acquisitions or investments; and

  . for working capital and other general corporate purposes.

   We have not identified specific uses for all of the proceeds from this offering, and management will have broad discretion over their use and investment. As noted above, we may acquire or invest in complementary businesses, technologies, services or products and a portion of the net proceeds may be used for such acquisitions or investments. However, other than with respect to our pending acquisitions of Online Medical Bookstore and InterLink, we currently have no understandings, commitments or agreements for any material acquisition or investment.

   Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. The shares of preferred stock outstanding prior to the completion of this offering are entitled to an annual dividend of eight percent (8%) of the original purchase price per share of such preferred stock. For a period of three years from the date of original issuance of the preferred stock, we have the option to satisfy any accrued preferred stock dividend, or portion thereof, in either preferred stock or cash. The right to receive dividends will terminate upon closing of this offering when all outstanding shares of preferred stock automatically convert into common stock. For purposes of computing any accrued preferred stock dividend, this prospectus assumes that the preferred stock dividend will be paid in cash on June 1, 1999. The total amount of cash to be paid for preferred stock dividends is estimated to be $200,000 as of June 1, 1999. As of the date of this prospectus, there are 2,325,000 shares of preferred stock outstanding.

   We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future, other than for the preferred stock dividends.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998. Our capitalization is presented:

  . on an actual basis;

  . on a pro forma basis to give effect to:

    . the automatic conversion of all outstanding and subscribed to shares of preferred stock into 2,118,948 shares of common stock; and

    . the issuance of 354,778 shares of common stock on closing of the acquisitions of Online Medical Bookstore and InterLink;

  . on a pro forma as adjusted basis to reflect:

    . our receipt of the estimated net proceeds from the sale of 2,250,000 shares of common stock at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and estimated underwriting expenses; and

    . our receipt of net proceeds from the sale of 206,052 shares of preferred stock in our private placement completed in January 1999 and the subsequent conversion of these shares into common stock;


                                               December 31, 1998
                                      ----------------------------------------
                                                                   Pro Forma
                                       Actual       Pro Forma     As Adjusted
                                      -----------  -----------   -------------
                                         (in thousands, except share data)
8% Convertible preferred stock, $.01
 par value per share; 1,750,000
 shares authorized, 1,575,000 shares
 issued and outstanding, actual; no
 shares issued, pro forma and pro
 forma as adjusted..................  $     3,317   $       --     $       --
Subscriptions receivable for 543,948
 shares preferred stock.............        1,183           --             --
Common stock and additional paid in
 capital, $.01 par value per share,
 25,000,000 shares authorized,
 3,473,270 shares issued and
 outstanding, actual; 5,946,996
 shares issued and outstanding, pro
 forma: 8,403,048 shares issued and
 outstanding pro forma as adjusted..          628         8,321         26,092
  Deficit accumulated in the devel-
   opment stage.....................       (2,403)       (2,403)        (2,403)
                                      -----------   -----------    -----------
  Total capitalization..............  $     2,725   $     5,918    $    23,689
                                      ===========   ===========    ===========

   The above table does not reflect any consequences of a redeemable common stock option we issued during 1998, which is currently classified as a long-term liability on our balance sheet. Assuming an offering price of $9.00 per share, we will be required to take an additional charge both to earnings and accumulated deficit of $1,011,000 and reclassify $1,402,000 to stockholders' equity. If this charge were included in the table, the pro forma stockholders' equity would increase $391,000 to $24,080,000.

   We expect there to be 8,445,548 shares of common stock outstanding after this offering. In addition to the shares outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 278,875 shares issuable upon the exercise of stock options outstanding under the 1999 equity incentive plan at a weighted average exercise price of $2.03 per share;

  . 428,625 additional shares which have been reserved for issuance and may be granted under such plan, of which 155,000 options are to be granted to certain key employees of Online Medical Bookstore and InterLink upon the closing of those acquisitions;

  . 200,000 shares issuable upon the exercise of stock options issued outside of any plan at a weighted average exercise price of $.056 per share;

  . 258,000 shares of common stock reserved for issuance under outstanding preferred stock warrants at a weighted average exercise price of $2.50 per share; and

  . 500,000 shares available for issuance under the 1999 employee stock purchase plan.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1998 was $3,173,000, or approximately $.52 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets and net proceeds of preferred stock sales in January 1999 less total liabilities, divided by the number of shares of common stock outstanding, assuming:

  . the conversion of 2,325,000 shares of preferred stock into common stock;
    and

  . the issuance of 354,778 shares of common stock on closing of the acquisitions of Online Medical Bookstore and InterLink.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of the 2,250,000 shares of common stock offered at an assumed initial public offering price of $9.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value at December 31, 1998 would have been approximately $20.5 million, or $2.44 per share. This represents an immediate increase in pro forma net tangible book value of $1.92 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.56 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $9.00
  Pro forma net tangible book value per share before this offer-
   ing............................................................. $ .52
  Increase per share attributable to new investors.................  1.92
                                                                    -----
Pro forma net tangible book value per share after this offering....        2.44
                                                                          -----
Dilution in pro forma net tangible book value per share to new in-
 vestors...........................................................       $6.56
                                                                          =====

   The following table sets forth, on a pro forma basis, the differences between the number of shares of common stock purchased from Netivation.com, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors at an assumed public offering price of $9.00 per share, before deducting underwriting discounts and other estimated offering expenses payable by Netivation.com.

                             Shares Purchased  Total Consideration
                             ----------------- ------------------- Average price
                              Number   Percent   Amount    Percent   per share
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 6,195,548  73.36% $ 6,043,500  22.98%     $.98
New investors............... 2,250,000  26.64   20,250,000  77.02      9.00
                             ---------  -----  -----------  -----
  Total..................... 8,445,548  100.0% $26,293,500  100.0%
                             =========  =====  ===========  =====

   We expect there to be 8,445,548 shares of common stock outstanding after this offering. In addition to the shares outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 278,875 shares issuable upon the exercise of grants outstanding under the 1999 equity incentive plan at a weighted average exercise price of $2.03 per share;

  . 428,625 additional shares which have been reserved for issuance and may be granted under such plan, of which 155,000 options are to be granted to certain key employees of Online Medical Bookstore and InterLink upon the closing of those acquisitions;

  . 200,000 shares issuable upon the exercise of grants issued outside of any plan at a weighted average exercise price of $.056 per share;

  . 258,000 shares of common stock reserved for issuance under outstanding warrants at a weighted average exercise price of $2.50 per share; and

  . 500,000 shares available for issuance under the 1999 employee stock purchase plan.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes beginning on page F-2. The historical statements of operations data set forth below for the periods ended December 31, 1997 and 1998 and the historical balance sheet data at December 31, 1998 are derived from and qualified by reference to our financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

   We prepared the unaudited pro forma statements of operations data to reflect the acquisitions of Online Medical Bookstore and InterLink as if they had each occurred on January 1, 1998. These results have been prepared using the purchase method of accounting. We have presented this information to give you a better picture of what our business might have looked like if we had owned Online Medical Bookstore and InterLink since January 1, 1998. These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions. Please see our unaudited pro forma combined financial information beginning on page F-30.

                              September 26,
                                   1997                 Year Ended
                              (inception) to        December 31, 1998
                               December 31,    -------------------------------
                                   1997            Actual         Pro Forma
                            ----------------------------------  --------------
                             (dollars in thousands, except per share data)
Statements of Operations
 Data:
  Revenues.................   $           --   $           --   $          619
  Cost of revenues.........               --               --             (422)
                              ---------------  ---------------  --------------
  Gross profit.............               --               --              197
  Operating expenses:
    General and administra-
     tive..................                43              837           1,158
    Sales and marketing....                18              551             556
    Stock compensation.....                 0              586             586
    Product development....               --               171             171
    Amortization of intan-
     gible assets..........                 0                0           1,158
                              ---------------  ---------------  --------------
      Total operating ex-
       penses..............                61            2,145           3,629
                              ---------------  ---------------  --------------
  Loss from operations.....               (61)          (2,145)         (3,432)
  Interest expense.........               --              (183)           (183)
                              ---------------  ---------------  --------------
  Net loss.................               (61)          (2,328)         (3,615)
  Preferred stock divi-
   dends...................               --               (14)            (14)
                              ---------------  ---------------  --------------
  Net loss available to
   common stock............   $           (61) $        (2,342) $       (3,629)
                              ===============  ===============  ==============
Basic and diluted net loss
 per share.................   $          (.02) $          (.69) $         (.96)
                              ===============  ===============  ==============
Weighted average shares
 outstanding...............         3,168,270        3,417,377       3,772,155

                                                         December 31, 1998
                                                    ----------------------------
                                                                      Pro Forma
                                                    Actual Pro Forma As Adjusted
                                                    ------ --------- -----------
                                                           (in thousands)
Balance Sheet Data:
  Cash and short-term investments.................. $2,787  $2,542     $21,496
  Working capital..................................  3,046   2,737      20,508
  Total assets.....................................  4,099   7,394      25,165
  Total stockholders' equity.......................  2,725   5,918      23,689

   The above table indicates a summary of our balance sheet as of December 31, 1998. The table does not reflect any consequences of a redeemable common stock option we issued during 1998, which is currently classified as a long-term liability on our balance sheet. Assuming an offering price of $9.00 per share, we will be required to take an additional charge both to earnings and accumulated deficit of $1,011,000 and reclassify $1,402,000 to stockholders' equity. If this charge were included in the table, the pro forma stockholders' equity would increase $391,000 to $24,080,000.

   The pro forma column reflects:

  . the automatic conversion of all outstanding and subscribed to shares of preferred stock as of December 31, 1998 into 2,118,948 shares of common stock; and

  . the acquisitions of Online Medical Bookstore and InterLink as if they had each occurred on December 31, 1998.

   The pro forma as adjusted column reflects:

  . our receipt of the estimated net proceeds from the sale of 2,250,000 shares of common stock at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and other estimated offering expenses; and

  . our receipt of the net proceeds from the sale of 206,052 shares of preferred stock in our private placement completed in January 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                               PLAN OF OPERATIONS

   The following discussion contains forward-looking statements that involve risks and uncertainties. Netivation.com's actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "risk factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with "selected financial data," and the financial statements and notes thereto, appearing elsewhere in this prospectus.

GENERAL

   Since commencement of our current operations in September 1997, we have been in the development stage and have not generated revenues from operations through December 31, 1998. In accordance with generally accepted accounting principles, the date of inception for our financial statements is September 26, 1997 ("inception"). As a result, all information reflected herein for 1997 represents the results between inception and December 31, 1997. We continue to be in the development stage and expect to incur additional substantial operating expenses and net losses for the balance of fiscal 1999 and for one or more years thereafter.

   Recent Acquisitions

   On March 4, 1999, we entered into an agreement to acquire Online Medical Bookstore, a company selling medical books and medical supplies via the Internet. The agreement provides for Online Medical Bookstore to be merged into a newly formed, wholly owned subsidiary of Netivation.com. The consideration to be paid to the sole member of Online Medical Bookstore consists of:

  . $75,000 paid on execution of the agreement;

  . $175,000 cash payment upon the effectiveness of this offering; and

  . common stock valued at $1,929,000, with the price per share equal to the price per share in this offering.

   The acquisition is expected to close simultaneously with the effectiveness of this offering.

   On March 9, 1999, we entered into an agreement to acquire InterLink, a company providing Website design and hosting services. The agreement provides for a newly formed, wholly owned subsidiary to be merged into InterLink. The consideration to be paid to the stockholders of InterLink consists of:

  . $50,000 paid on execution of the agreement; and

  . common stock valued at $1,264,000, with the price per share equal to the price per share in this offering.

   The acquisition is expected to close simultaneously with the effectiveness of this offering. Following the acquisition, InterLink will be our wholly owned subsidiary.

   The closing under each of the acquisitions is subject to the effectiveness of this offering as well as other customary closing conditions. We cannot assure you that all of the conditions to these acquisitions will be satisfied prior to the effectiveness of this offering, and, if not satisfied, the applicable party may be required to waive any such condition. We will use the purchase method of accounting for the acquisitions.

   When the acquisitions of Online Medical Bookstore and InterLink are completed, we expect our general and administrative expenses to grow significantly, due to the amortization of intangible assets associated with the acquisitions. We expect this amortization expense to approximate $1.15 million on an annual basis for a three-year period. In addition, we have entered into employment agreements with key employees which will result in increased salary expenses above historical levels reflected in the financial statements of Online Medical Bookstore and InterLink.

   Any reference in the following discussion to information on a pro forma basis assumes the acquisitions of Online Medical Bookstore and InterLink were completed as of January 1, 1998. We have presented this information to give you a better picture of what our business might have looked like if we had owned these companies since January 1, 1998. These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions are completed.

  Expected Earnings Charges

   During the first quarter of 1999, we expect to recognize significant non-cash charges related to stock options granted to employees, consultants and directors. Assuming an initial public offering price of $9 per share, approximately $1 million will be charged to first quarter earnings, as a result of our issuing a stock option with a mandatory buyback provision during 1998. Once we become a public company, we will not need to record additional charges for this stock option as the buyback provision will have expired.

Revenues

   In January 1999, we commenced selling advertising and sponsorships. We did not recognize any revenues from inception to December 31, 1998 and have generated minimal revenues since January 1, 1999. On a pro forma basis, during the year ended December 31, 1998, we generated revenues of $619,000, $290,000 primarily from the sales of medical books over the Internet and $329,000 from Website development activities and Internet hosting services. Our business model is new and untested. Because of our lack of experience in generating revenues, we can not predict our ability to generate revenues in the future. Further, we expect to experience significant fluctuations in our operating results in the future as a result of our early stage of development.

   We expect to derive substantially all of our revenues for the foreseeable future from:

  . e-commerce opportunities;

  . Website development and hosting;

  . the sale of advertising space;

  . corporate sponsorships and alliances;

  . licensing and support of physicians' office management software; and

  .  commissions from online political fundraising.

  Seasonality

   We expect that some of our revenues will be seasonal. We may experience seasonality in our advertising revenues and in our membership traffic. We also expect that business usage of the Internet, and of our products and services, will typically decline during the summer and year-end vacation and holiday periods.

Cost of Revenues

   On a pro forma basis, our cost of revenues during the year ended December 31, 1998 was $422,000. These costs consisted primarily of the direct cost of books sold over the Internet, network access for Website hosting and personnel costs on Website development projects.

   The cost of our revenues will likely consist primarily of expenses related to the maintenance and technical support of our network, costs associated with Website development projects and direct costs of e-commerce retailing. These expenses are comprised principally of personnel costs, telecommunications costs, equipment depreciation and costs related to revenue sharing agreements.

   Commencing with the introduction of the Medinex physician's office management system, we will be required to add a customer service and support group. This group will be responsible for call center technical support and the provision of professional training. We anticipate hiring approximately eight people in 1999 to handle such functions and will rely on outside vendors for additional capacity as necessary.

GROSS MARGIN

   In the future, our gross margin will be affected by the mix of products and services sold. Because of our lack of experience in predicting revenues and product mix, we are not able to predict the gross margin we may generate in future years. Periodically, we may sell our products and services at a loss and experience negative gross margins as we attempt to develop market share and attract members to our communities. Further, we expect to experience significant fluctuations in our operating results in the future as a result of our early stage of development.

OPERATING EXPENSES

   Our operating expenses have increased in absolute dollar amounts from inception through the date of this prospectus. Our total operating expenses were $61,000 and $2,145,000 for 1997 and 1998, respectively. On a pro forma basis, our operating expenses were $3,629,000.

   Our historical operating expenses include non-cash compensation expense of approximately $586,000 in connection with certain stock option grants and our pro forma operating expenses include approximately $1.15 million of goodwill amortization related to the acquisitions. The increase in operating expenses primarily reflects our transition from the conceptual stage to the product development stage to the stage of marketing and offering our services. For example, the number of employees increased from five in December 1997 to 15 in June 1998 to 29 in December 1998. Although we plan to hire additional personnel in 1999, including approximately ten individuals in connection with the acquisitions, we expect the rate of increase in the number of employees to decrease from 1998 to 1999. We believe that expansion of our operations is essential to achieve a strong market position. As a consequence, we intend to continue to increase our expenditures in all operating areas for the foreseeable future.

 General and administrative

   General and administrative expenses consist principally of administrative and executive personnel costs, travel and related expenses in connection with financing activities and fees for professional services. General and administrative expenses were $43,000 and $837,000 in 1997 and 1998, respectively. On a pro forma basis, general and administrative expenses were $1,158,000 during 1998.

   We expect general and administrative expenses are expected to increase for the balance of fiscal 1999 and for the following few years thereafter. This dollar increase in general and administrative expenses will be due to increased personnel, increased professional service fees and relocation to new facilities to support our planned growth. In particular, we currently anticipate relocating our headquarters locally in mid 1999.

   We also anticipate that our general and administrative expenses will continue to increase substantially due to expenses associated with this offering the operation of Netivation.com as a public reporting entity and negotiation, closing and assimilation of our planned acquisitions.

   In the event that we identify and pursue other acquisition opportunities or significant corporate alliances, we will incur additional professional fees and other expenses associated with such transactions.

 Sales and marketing

   Our sales and marketing expenses consist principally of sales and marketing personnel costs, consulting fees, commissions, allocation of overhead, creative services, and promotional and advertising expenses. Sales and marketing expenses were $18,000 and $495,000, in 1997 and 1998, respectively. On a pro forma basis, sales and marketing expenses were $556,000 during 1998.

   We commenced selling advertising and product sponsorships in January 1999. As a result, sales and marketing expenses will increase substantially during fiscal 1999 and in the future as we complete the introduction of our existing products and services and introduce new product and service offerings. In 1999, the increase will be due primarily to the launch of a significant media advertising campaign, increased sales personnel costs resulting from the development of a direct sales force and increases in other advertising and promotional expenses. In particular, we expect to incur substantial additional sales and marketing expenses associated with the anticipated opening of branch offices in Washington, D.C. and San Francisco.

 Stock Compensation

   Stock compensation relates to non-cash charges incurred in connection with certain stock option grants with exercise prices below the fair market value of the common stock. During the first quarter of 1999, we expect to recognize significant non-cash charges related to stock options granted to employees, consultants and directors. Assuming an initial public offering price of $9 per share, approximately $1 million will be charged to first quarter earnings, as a result of our issuing a stock option with a mandatory buyback provision during 1998. Once we become a public company, we will not need to record additional charges for this stock option as the buyback provision will have expired. To attract key employees, we may grant options at prices below fair market value, resulting in additional earnings charges.

 Product development

   Our product development expenses consist principally of engineering and editorial personnel costs, allocation of overhead, equipment depreciation, consulting and supplies. Product development expenses were $171,000 in 1998. Costs related to research, design and product development have been charged to product development expense as incurred. Product development expenses will increase substantially for 1999 and one or more of the following fiscal years. In 1999 alone, we expect that product development expenditures could exceed $1,000,000. This dollar increase is due primarily to the increased engineering and editorial staff required to develop and enhance our services.

   In particular, in October 1998 we contracted for the services of Technicalities, Inc., an outside software development firm, to develop the Medinex physician's office management software. Technicalities is paid on an hourly basis for work performed at the fees set forth in applicable work order. The initial commercial version of the product is scheduled to be completed in the second half of 1999. As a result, we expect our product development expenses to be greater during the period prior to introduction of the new software application.

   We believe that a significant level of product development expenses is required to remain competitive. Accordingly, we anticipate devoting substantial resources to product development beyond fiscal year 1999.

 Amortization of intangible assets

   Pro forma amortization of intangible assets related to our acquisitions totals $1.15 million. Once we complete these acquisitions, we will amortize intangible assets associated with the acquisitions of approximately $3.5 million over a three year period. This amortization will adversely impact our ability to achieve profitability.

Interest expense

   Our interest expense grew from $0 in 1997 to $183,000 in 1998, due to our dependence on debt financing to fund operations during the majority of 1998. Upon the completion of our preferred stock offering in January 1999, we repaid our remaining debt obligations. We anticipate that interest expense will decrease in 1999. However, if this offering is delayed, we may be forced to use alternative sources of financing, including borrowing, which may result in increased interest expense.

   Our interest income will increase in 1999. This increase will reflect earnings on higher average investment balances, due primarily to cash received from our private placement of preferred stock in January 1999 and cash to be received from this offering.

Income Taxes

   We have not paid income taxes as we have lost money since inception.

   As of December 31, 1998, we had net operating loss, or "NOL," carryforwards of approximately $1,800,000 that expire between 2012 and 2018. In accordance the Internal Revenue Code of 1986, as amended, a change in ownership of greater than 50% within a three year period results in an annual limitation of our ability to utilize our NOL carryforwards to offset future taxable income. Such a change in ownership occurred in December 1998. Accordingly, at December 31, 1998, use of NOL carryforwards is restricted to annual amounts of approximately $900,000, which accumulate to the extent not used and are subject to the expiration of these carryforwards. Any future significant changes in ownership interests could further limit the NOL carryforwards.

Liquidity and Capital Resources

   Prior to this offering, we financed our operations and met our capital expenditure requirements primarily from net proceeds of the private sale of equity and debt securities totaling approximately $5.4 million. As of December 31, 1998, we had $2,787,000 in unrestricted cash, cash equivalents and short-term investments. In addition, we had $1,183,000 in subscriptions receivable from the sale of preferred stock. In January 1999, we closed the sale of preferred stock represented by such subscriptions receivable and collected approximately $450,000 from the sale of 206,052 additional shares of preferred stock. We maintain our cash and cash equivalents in short-term and medium-term interest-bearing investment-grade securities until required for other purposes.

   Our principal commitment at December 31, 1998 consisted of an obligation under a note payable to a stockholder with a principal balance of $550,000. This amount, plus accrued interest of $3,000, was paid in January 1999 with the proceeds of our preferred stock offering. Additionally, as of December 31, 1998 we had additional current liabilities of $458,000. Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of our operations and management information systems. We expect that our capital expenditures will increase as our employee base grows. As of December 31, 1998, we did not have any material commitments for capital expenditures, although we anticipate that our planned purchases of capital equipment will require additional expenditures of approximately $150,000 for 1999. A portion of these expenditures may be financed from proceeds of this offering and a portion we will be able to obtain through future equipment leases and bank borrowings. There can be no assurance that we will be able to obtain equipment leases or borrowings on favorable terms to us, or at all.

   Subsequent to year-end, we paid a total of $125,000 to the sole member of Online Medical Bookstore and the stockholders of InterLink. This amount is non-refundable even if the acquisitions are not completed. Furthermore, upon the closing of the Online Medical Bookstore acquisition, we will be required to pay an additional $175,000.

   We expect to use the net proceeds of this offering to fund the development of products and services, to expand our sales and marketing efforts, to fund our operating losses and for working capital and other general corporate purposes. We also expect that we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, other than with respect to the pending acquisitions of Online Medical Bookstore and InterLink, we do not have any understandings, commitments or agreements with respect to any acquisitions.

   We believe that the net proceeds from this offering, together with available funds will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and business expansion through 2000.

Year 2000 Compliance

   We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. All of the production and operation systems for our Websites are undergoing a complete re-engineering. All new programs are being tested and validated for Year 2000 compliance. We expect to resolve Year 2000 compliance issues primarily through normal upgrades of our software or by replacing existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in our capital expenditure budget and is not expected to be material to our financial position or operating results. However, we cannot assure you that such upgrades and replacements can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

   In addition to our internally developed software, we use software and hardware developed by third parties both for our network and internal information systems. We are currently conducting an analysis to determine the extent to which vendors and suppliers have Year 2000 issues. If they are not yet Year 2000 compliant, we are asking them to provide a description of their plans to become so. As of March 1999, we have received certification from all of our vendors and suppliers that they are either Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant.

   In addition, we are in the process of seeking verification from our key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. As of March 1999, we have received certification from all of our distributors, vendors and suppliers that they are either Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant.

   In the event that our production and operational facilities that support our Websites are not Year 2000 compliant, small portions of our Websites may become unavailable. Our review of our systems has shown that there is no single application that would make our Websites totally unavailable and we believe that we can quickly address any difficulties that may arise.

   In the event that our Website hosting facilities are not Year 2000 compliant, our Websites would be unavailable and we would not be able to deliver services to our users. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our financial condition or operating results.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our financial condition or operating results.


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                                    BUSINESS

Industry background

   The Internet has emerged as a significant global communications and commerce medium, enabling millions of people to share information, create community among users with similar interests and conduct business electronically. International Data Corporation, or IDC, estimates that the number of Internet users will increase from approximately 100 million in 1998 to approximately 320 million by the end of 2002. Additionally, according to IDC, worldwide commerce revenue on the Internet is expected to increase from approximately $32 billion in 1998 to approximately $425 billion in 2002. The rapid growth of the content and services on the Internet attracts more users, fueling a cycle of growth where users demand more content and services. This cycle facilitates the growth of topic specific Internet communities.

   The Internet has features and functions that are unavailable in traditional media. Online businesses can interact effectively with customers and advertisers and can target advertisements to defined audiences, specific regional populations, special interest groups or select individuals. As a result, companies from a wide variety of industries are using the Internet for commerce and advertising. For example, Jupiter Communications estimates that the amount of advertising dollars spent on the Internet is expected to increase from approximately $1.9 billion in 1998 to $7.7 billion by 2002.

 The need for targeted internet communities

   The rapid growth of the Internet and the proliferation of Websites have made it increasingly difficult for Internet users, content providers and businesses with a common interest to efficiently reach and interact with one another using general interest search engines and Internet portals. Users struggle to easily find the most relevant information, products or services related to a particular topic. Content providers are challenged to differentiate their offerings in an increasingly crowded medium and to improve the visibility of their sites. Businesses are challenged to more effectively deliver their messages to highly targeted audiences within a more personalized context. Internet communities that bring together persons with a common interest increase the opportunity for advertising efficiency and the likelihood of a successful e-commerce transaction.

 Politics and the Internet

   Millions of people in the U.S. are politically active. In 1996, according to the Federal Election Commission and Congressional Research Service Reports, more than 96 million people voted in elections for state and federal offices. In addition, there are millions of individual members in hundreds of various special interest and advocacy organizations such as the Sierra Club, American Association of Retired Persons, National Rifle Association, National Organization of Women. According to a news article by The Associated Press citing the Center For Responsive Politics, businesses, interest groups and labor unions spend approximately $1.2 billion annually to lobby the federal government.

   We estimate that there are thousands of political campaigns in the U.S. each year, including primary elections, ballot measures, bond elections and elections for political offices ranging from local school boards to the presidency. The Center for Responsive Politics estimated that more than $2 billion was spent in 1996 on U.S. congressional and presidential races alone. We also believe that significant funds are spent on state and local campaigns. For example, five candidates running for California statewide offices in the 1998 primary elections spent more than $10 million. In Florida, candidates for governor in the 1998 election spent more than $13 million. Almost all campaigns generate and use extensive voter and contributor data files and are subject to complex campaign finance reporting obligations. However, Netivation.com believes that only a small percentage of these campaigns use dedicated campaign management software to generate voter and contributor data files and manage recordkeeping and reporting requirements.

   We believe that politically active persons are using the Internet more and more. A recent survey by the Georgia Institute of Technology's Graphics, Visualization and Usability Center of 11,700 online participants

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

revealed that 91.9% are registered voters and approximately 60% participated in the most recent local, legislative and national elections. More than 40% of the survey respondents reported that they are more involved in political issues since coming online.

   Despite politically active persons increasingly using the Internet, political campaigns and special interest organizations communicate their messages and solicit campaign contributions primarily through direct mail campaigns, fundraising events and personal solicitation. Each of these can be an expensive and inefficient means by which to reach a targeted audience. Political contributions are generally made by cash or check and few campaign contributions are raised online. For example, less than one percent of the campaign contributions made in the 1998 California senate race were raised online. Moreover, political candidates and causes are searching for more effective and efficient means of communicating their message to prospective voters and voters are seeking more timely and accurate information about elected officials, candidates and legislation.

 Healthcare and the Internet

   A study by the Internet Strategies group of Cyber Dialogue, Inc. estimates that the market for healthcare products and services is approximately $1 trillion. According to the U.S. Department of Commerce's Bureau of Economic Development, healthcare services account for more than one quarter, or approximately $460 billion, of the U.S. gross domestic product. The healthcare industry has a variety of participants, including patients, physicians, medical practice groups, hospitals and other medical care providers, government agencies, insurance companies and managed care organizations. According to IMS Health Incorporated, a pharmaceutical consulting firm, pharmaceutical companies in the U.S. spent over $1.2 billion on direct-to-consumer advertising in 1998.

   We believe that the healthcare industry, particularly individual physicians and small practice groups, presents a substantial opportunity for the Internet for the marketing of Internet based products and services. According to the American Medical Association, there are over 300,000 physicians in the U.S. At the same time, patients are increasingly utilizing the Internet to become better informed about healthcare. During 1998, over 17 million adults in the U.S. searched online for health and medical information. A recent Ohio State University study reported that, although medical information proliferated the Internet, much of that information may be inaccurate or out of date. While patients are searching the Internet for health related information, Netivation.com believes that very few physicians have an Internet presence or an ability to monitor for accuracy much of the information their patients receive from the Internet. As the use of the Internet for healthcare research and information exchange increases, physicians will be required to invest in increasing this Internet presence to improve the quality of information patients access to market their services.

   Additionally, healthcare providers rely heavily upon information to perform their roles. Physicians need easy access to patient records and office administrators require patient scheduling, accounting, insurance and billing information. Often this information needs to be shared and used by multiple users in multiple locations. For example, physicians often maintain multiple offices or they require access to patient records while "on call" at home. Netivation.com believes that patient care could be greatly enhanced by the deployment of technology to assist in the management of this information, particularly on a shared basis. The large number of participants, complexity of healthcare transactions and high cost of technology acquisition and implementation have historically impeded the adoption of technology solutions that would assist in the delivery of healthcare information, connectivity and automated workflows. These problems are particularly evident in smaller organizations.

   According to the American Academy of Family Physicians, more than 46% of physician offices are either single-doctor offices or two-person partnerships. Because of the cost and complexity of the technology environment, Netivation.com believes that many physicians' offices have been reluctant to fully embrace technology as a key component of their healthcare services or office management. Although many physicians utilize desktop software packages to perform certain applications, this software is not well integrated and can be costly to install in multi-office environments. Moreover, software applications are constantly being upgraded and require the physician's office to periodically upgrade their applications.

   Implementation of multi-location capabilities generally requires the installation of local and wide area networks. In addition to bearing the cost of the networks' deployment, the physician will also be required to hire network administration services to maintain it. Accordingly, for a small medical practice to implement sophisticated solutions, they will need technology that can eliminate or greatly reduce these barriers to adoption.

Netivation.com solution

   We are addressing many needs of the political and healthcare markets by the development of Internet communities targeted at individuals, groups and businesses interested in these markets. Our two current communities, Votenet and Medinex, are designed to bring together this mix of participants. At our community sites, users can quickly access and exchange relevant information. We have developed a complementary suite of Internet based tools and services specifically for members of each community, including targeted search engine technology, e-commerce technologies, e-mail, Website design and hosting services and discussion forums. Some of these products and services have been obtained through our acquisitions of Online Medical Bookstore and InterLink which we expect to close concurrent with this offering. It is part of our strategy to acquire other products and services through further acquisitions and investments.

   Additionally, we have designed business application software and service offerings for key participants of each community, such as politicians and physicians. The provision of such application software is designed to nurture the further development of the community. For the Votenet community, we have developed campaign management software that can be used to manage voter data and interaction, fundraising and reporting. We also recently completed development of an online fundraising service that allows political campaigns to use Netivation.com to facilitate their online fundraising activities. For the Medinex community, we are in the process of developing a Website-based physicians' office management application, incorporating accounting and other business management applications, and a personalized Internet "portal" providing a physician a turnkey Website solution incorporating our search tools, content and other community features. By offering these integrated services, physicians can gain the benefits of an automated business environment and an Internet "presence."

Netivation.com strategy

   Our objective is to build significant revenues by developing leading Internet communities for large targeted markets. The strategy to achieve this objective is to:

   Focus on community growth and loyalty to Votenet and Medinex

   We intend to expand our membership base and promote our members' continued involvement in the communities by:

  . provide access to useful content for our members through our targeted search engine and e-mail delivery programs;

  . aggressively developing and marketing our business software applications to key participants of the community;

  . launching new services to enhance the community; and

  . increasing the functionality and ease-of-use of existing products and services.

 Build multiple revenue sources

   Our Website communities offer scalable business platforms from which we plan to generate revenue from multiple sources. We are positioning our business to capitalize on revenue sources such as:

  . advertising revenues from traditional banner advertisements, e-mail based advertisements and product sponsorships;

  . e-commerce opportunities including product sales and online campaign fundraising;

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

  . software subscription and training fees for the Medinex office management software; and

  . premium membership services, such as custom Website hosting and design.

 Build the Votenet and Medinex brands

   Well-recognized brands will be attractive to existing and potential advertising customers and e-commerce partners. Following the offering, we intend to:

  . launch an aggressive promotional campaign to increase awareness of Votenet and Medinex communities through both online and offline advertising;

  . undertake direct mail and telemarketing campaigns to the key participants in each of the communities; and

  . pursue additional cross-linking arrangements with Internet content providers.

 Pursue business alliances and acquisitions

   We plan to pursue business alliances designed to mutually increase traffic and memberships. We also intend to acquire or invest in companies that can provide synergies with our products or services. For example, we:

  . are acquiring Online Medical Bookstore, a company focused on the discount sale of medical books and medical supplies via the Internet;

  . are acquiring InterLink, a company that provides advanced Website design and hosting services; and

  . have established cross-linking relationships with over 20 NBC television affiliates in small and mid-size markets in the U.S. pursuant to informal, oral arrangements that may be terminated at any time.

 Development of additional communities

   We believe that business strategies and resources developed for our first two communities can be used in additional communities. Significant portions of our technology can be applied to these new communities as well. We will consider developing more communities when we identify new market opportunities and if we conclude we have sufficient resources and expertise to achieve a market leadership position in the prospective community.

The Votenet and Medinex communities

 Votenet

   Votenet is a political community designed for voters, politicians, advocacy and special interest organizations, lobbyists, students, members of the media and others interested in public policy and the political process. In January 1999, the Votenet community Websites and services delivered 1.2 million page views. Additionally, in June 1998, PC Magazine Online, in a quarterly review, named Votenet as one of the top 100 Websites on the Internet.

 Existing products and services

   Members access the Votenet community at www.votenet.com. From there, the community members can take advantage of Votenet's suite of Internet based tools and services:

   Governet campaign management software. Netivation.com believes that Governet is the first interactive campaign management system using the power of the Internet. Political candidates and campaigns at the federal, state and local levels can use the Governet software product to perform a range of tasks, including managing voter and contributor contact and information, and maintaining recordkeeping and reporting requirements. Netivation.com distributes the Governet product without charge to encourage ongoing

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

involvement in the Votenet community. Traditional campaign management systems, such as Campaign Manager III and Trailblazer, range in cost from $400 to $4,000. As of January 31, 1999, Netivation.com had given away more than 12,000 copies of Governet to candidates, political parties and state parties.

   CapitolWatch. Community members can subscribe for CapitolWatch, Votenet's free e-mail political news delivery service. Subscribers can customize the reports they receive each day to include:

  . the top ten political news stories as provided by the Associated Press and selected by Netivation.com;

  . daily voting of the U.S. House and Senate tailored to a subscriber's
    Senators and Representative;

  . congressional transcripts; and

  . "Inside the Beltway" provided by a political commentator pursuant to an informal oral relationship that may be terminated at any time.

   Sponsored CapitolWatch services. In February 1999, we launched co-branded or personalized CapitolWatch e-mail delivery services for special interest and advocacy organizations. With these programs, special interest or advocacy organizations are able to attach advertising and personalized messages to the CapitolWatch content delivered to their members. The program also allows sponsors to develop a database of member e-mail addresses, permitting these sponsors to communicate quickly and cost-effectively with their membership base. Subscribers receive the sponsored or co-branded CapitolWatch free of charge. Netivation.com plans to receive monthly or annual sponsorship fees from the CapitolWatch sponsors. As of February 1999, we had two paying CapitolWatch sponsors. However, certain initial organizations received free sponsorships for a limited time pursuant to informal, oral arrangements.

   Votenet's political search engine. Members can use Votenet's political search engine, a powerful context based search engine customized for political Websites, including Websites hosted within the Votenet community. This search engine allows members to research political issues and causes, locate other high quality online political resources, provide access to background data on members of U.S. Congress and all 50 state legislatures and conduct online legislation research. To enhance the quality of searches, we employ staff members who search the Internet daily and register political sites in the Votenet political search engine. As of January 31, 1999, Votenet's search engine contained approximately 7,000 indexed Websites.

   E-mail, Website design and Website hosting. Votenet offers all community members a free Website-based e-mail account. As of February 22, 1999, approximately 4,000 community members had a Votenet e-mail account. Votenet also provides free Website publishing tools and Website hosting services, providing community members with a platform for contributing their talents and ideas and interacting with others with similar interests.

   Discussion forums. Votenet includes a variety of member discussion groups on political topics. In February 1999, we held 15 scheduled discussion groups.

   Custom Website design and hosting services. Votenet also offers community members the ability to create more comprehensive and robust Websites than those created with the free, basic tools provided to all members. For a fee, members are able to access through Netivation.com a Website design and technical staff to create completely customized and unique Websites. On March 9, 1999, we entered into an agreement to acquire InterLink, an advanced Website design and hosting services company, to enhance these services.

 Planned products and services

   We strive to create new and improved products and services to enhance Votenet community members' experiences and expand our revenue generating opportunities. Our primary product under development is our online fundraising system.

   Online fundraising. Fundraising is a critical aspect of any political campaign. Most campaigns currently raise funds through direct marketing efforts, fundraising events or personal solicitations. Further, campaign

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

funds generally are raised by cash or check, rather than by credit cards. We believe online fundraising will become an attractive method because of its cost effectiveness, efficiency and ability to target specific demographic groups. We plan to establish merchant accounts on behalf of political candidates or causes wishing to use our online fundraising system. Fundraisers will have a feature on a Website page or advertisement allowing potential contributors to click a button and contribute funds through the Internet. Netivation.com expects to receive a commission for facilitating online contributions. We plan to introduce our online fundraising system in the second half of 1999.

Medinex

   Medinex is a healthcare community designed for primary care physicians, healthcare conscious consumers, patients and their families, pharmaceutical and insurance companies and others involved in the healthcare market. In January 1999, the Medinex community Websites delivered 63,000 page views.

 Existing products and services

   Members access the Medinex community at www.medinex.com. From there, the community members can take advantage of Medinex's suite of Internet based tools and services:

   Medinex medical search engine. Similar to the Votenet political search engine, members can use Medinex's medical search engine to search healthcare related Websites, including Websites hosted within the Medinex community. To enhance the quality of searches, we employ staff members who search the Internet daily and register healthcare related sites in the Medinex medical search engine. As of January 31, 1999, the Medinex search engine contained approximately 9,500 indexed Websites.

   Medinex health site certification. According to a recent Ohio State University study, much of the medical information on the Internet may be inaccurate or out of date. To counteract this problem, and to provide Medinex community members with increased comfort that the information they receive through Medinex is accurate, Netivation.com has developed a health site certification process. Participating healthcare Websites that agree to adhere to Medinex's healthcare code of ethics receive a "Medinex Seal of Approval" icon on their Website free of charge. The icon provides a link back to Medinex's code of ethics statement and further links to the Medinex community. As of January 31, 1999, there were approximately 1,000 Websites containing the Medinex icon.

   Discussion forums. Medinex includes a variety of member discussion groups on healthcare topics. In February 1999, we held 30 scheduled discussion groups.

   Premium Website hosting services. Netivation.com provides physicians with premium Website publishing tools and hosting services. We offer physicians the ability to personalize their private Medinex community Website for a monthly charge. This program will allow a physician to develop on a "turn-key" basis a sophisticated and dynamic Website presence for use by his or her patients. We believe that our acquisition of InterLink will enhance our ability to provide these premium services.

 Planned products and services

   Products and services under development include:

   Physician's office management system. We have contracted with a third party software development company to develop a java-based Internet physicians' office management information system via the Internet. We intend to offer this system on a monthly subscription fee basis. The software program will provide physicians with solutions to basic and multiple medical office application needs, such as:

  . patient account ledgers;

  . medical records management;

  . accounts receivable;

  . scheduling;

  . insurance billing; and

  . other services and applications designed to increase office efficiency and productivity.

   The software will reside on a Netivation.com application server and will be accessed via the Internet through the Medinex community Website. Accordingly, medical offices will only require a standard personal computer, a Website browser and an Internet service account. The office management software is also intended to confidentially and securely store patient medical records on the Internet, allowing physicians, specialists, patients and other permitted users to access medical records online. All information stored on the database servers will regularly be copied to backup media and stored at an off-site storage facility. We also plan to enter into alliances with high speed Internet access providers to improve the speed of the system.

   Medical e-commerce. Netivation.com intends to form business alliances with or pursue acquisitions of online medical retailers to permit Medinex members to purchase medical supplies and other medical products via the Medinex community. Netivation.com believes these strategic relationships can create revenue sharing opportunities and increased traffic to both partners. On March 4, 1999, Netivation.com entered into an agreement to acquire Online Medical Bookstore, a company selling discount medical books and medical supplies via the Internet.

   E-mail, Website design and Website hosting. Medinex plans to provide all community members with free Website based e-mail accounts and free Website publishing tools and hosting services similar to those offered to Votenet community members.

   MedNews. We plan to offer MedNews, a free e-mail medical news delivery service. MedNews will provide subscribers with current medical news and updates from leading medical news sources, medical organizations and journals, such as Medical Tribune News Service, New York Times Syndicate, U.S. Newswire, United Press International, Associated Press Online and Biomedical Market Newsletter. We also intend to offer MedNews co-branding or personalization opportunities to select sponsors similar to those presented with Votenet's CapitolWatch service.

Revenue opportunities

 Advertising

   We expect that a significant portion of our revenues will be generated through advertising arrangements with groups and businesses interested in targeting the Votenet and Medinex communities. Netivation.com believes that political candidates, parties and action committees, as well as advocacy and special interest organizations, will benefit by advertising to the Votenet community. Similarly, Netivation.com believes that pharmaceutical and medical supply companies will benefit by advertising to the Medinex community.

   We plan to work closely with our advertising customers and their agencies on design and placement of Website-based advertising, providing customers with advertising measurement analysis and a high level of customer service and satisfaction. Initially, Netivation.com expects that advertising will consist primarily of banner, ticker or billboard style advertisements that rotate throughout the designated community. From each advertisement, viewers will be able to hyperlink directly to the advertiser's own Website, thus providing the advertiser with the opportunity to interact directly with an interested consumer.

   Our standard cost per thousand impressions generally range from $15 to $35, depending on the location of the advertisement, the extent to which it is targeted for a particular audience, the duration of the advertising contract and the number of impressions purchased. Additionally, we may explore other payment approaches in the future.

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

 Corporate sponsorships and alliances

   Netivation.com also plans to offer corporate sponsorship programs and alliances. For example, starting in February 1999, we started seeking sponsors for co-branded or private-label CapitolWatch products allowing the sponsor to attach advertising and personalized messages to the CapitolWatch content delivered to their members. This program also enables these groups to develop a database of member e-mail addresses, permitting these sponsors to communicate quickly and cost-effectively with their membership base.

 Votenet online fundraising

   Fundraising is a critical aspect of any political campaign. Most campaigns currently raise funds through direct marketing efforts, fundraising events or personal solicitations. Further, most campaign funds are generally raised by cash or check, rather than by credit cards. We recently completed development of our online fundraising system to permit campaigns to raise funds online. We believe online fundraising will become an attractive method for raising campaign funds because of its cost-effectiveness, efficiency and ability to target specific demographic groups. We plan to establish merchant accounts on behalf of all political candidates or causes wishing to use our online fundraising system. Fundraisers will have a feature on a Website page or advertisement allowing potential contributors to click a button and contribute funds through the Internet. Netivation.com will receive a fee for facilitating online contributions. Campaign financing is highly regulated and our online fundraising system may be subject to governmental regulation at the federal, state and local levels. We have not conducted any formal investigation or analysis of the governmental regulations applicable to our online fundraising system. Any such regulations may increase our cost of doing business, cause us to modify our system, decrease the demand for our system or otherwise have a material adverse effect on our business, results of operation and financial condition.

 E-commerce opportunities

   Netivation.com believes that Website commerce naturally fits into the Votenet and Medinex community models. We plan to partner with merchants and service providers to integrate their products and services into the Votenet and Medinex communities, making them available for sale to the community members. For example, we participate in Amazon.com's commonly available affiliate program whereby we receive a fee for each Votenet or Medinex community member that clicks through to the Amazon.com Website to purchase books or other products. In addition to our acquisition of Online Medical Bookstore, we believe that we can increase our e-commerce revenues by attracting other e-commerce partners to our Votenet and Medinex communities and making strategic acquisitions or investments in other businesses.

 Medinex software and training fees

   Netivation.com plans to deliver a comprehensive, Internet based physician's office management software program to individual physicians and small physician practice groups. We plan to charge each user a monthly fee to use the software. Additional revenue sources for the software program are expected to include training fees for physicians and staff members on the software.

   Since the software application is being designed as a java, Website-based application that will reside on our application servers, we believe that high speed Internet access will greatly enhance physicians' use of the Medinex system. We plan to develop partnering arrangements with high speed Internet access providers to market their services to physicians using the Medinex office management software. We expect to receive revenue from the access provider in the form of a percentage of the revenue received by the Internet access provider or in the form of a monthly surcharge.

   We anticipate introducing the office management software in the second half of 1999, but do not expect to recognize any significant revenue during 1999.

 Premium membership services

   In addition to our free services and products, Netivation.com plans to offer fee-based premium services for Votenet and Medinex community members. For example, Netivation.com provides enhanced Website-page

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

publishing and hosting services to physicians in the Medinex community and to all members in the Votenet community to create robust, customized Websites. Our acquisition of InterLink will enhance our Website design and hosting services. We intend to introduce additional features and premium service levels to appeal to a broad range of community members.

Sales, marketing and public relations

   As of February 1999, Netivation.com had a direct sales organization consisting of four sales professionals located in northern Idaho and two sales professionals located in Washington, D.C. Our sales group plans to consult regularly with advertisers and agencies on design and placement of Website based advertising, provide customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Netivation.com generally seeks to hire individuals with significant experience in selling advertising and preexisting relationships with advertisers in a variety of media.

   We employ a variety of methods to promote the Votenet and Medinex communities and to attract traffic and new members, including advertising on other Internet sites, targeted publications, direct mail, cross-linking and other cross-promotional relationships. Netivation.com may also use the services of outside telemarketing companies to promote the sale and distribution of certain of products and services, such as the Medinex physician's office management software.

   Additionally, Netivation.com plans to seek relationships designed to drive additional traffic to its communities, create brand building activities and allow for the marketing of products and services to the community membership bases. For example, Netivation.com has relationships with over 20 NBC television affiliates in small and mid-size markets in the U.S. pursuant to which the news affiliates market the Votenet community Websites by indicating in their news broadcasts that additional information about political news stories can be found on the Votenet.com site. The program includes reciprocal promotion on the stations' and Votenet community Websites, as well as on-air promotion by the stations.

Operations and technology

   Our strategy is to apply existing technologies in novel ways to deliver content, products and services to members of our Internet communities. We have developed and implemented a broad array of products and services for our communities using a combination of our own proprietary technologies as well as technologies and content purchased or licensed from third parties. We limit internal development of software to those components which are either unavailable on the market or which have major strategic advantages when developed internally. We believe that this approach is more manageable, reliable and scalable than single-source solutions. In addition, the emphasis on commercial components speeds development time, which is an advantage when competing in a rapidly evolving market.

   Our community Websites' content is developed using commercially available utilities, software and database packages. Other Website features, such as Website creation tools, e-mail, chat rooms are either provided through internal development and maintenance, purchased or licensed from a third party vendor and maintained internally or provided and maintained by third party vendors. Our search engine technology has been developed internally to provide powerful context based searching capabilities for the political and healthcare communities. We do not believe that we are dependent on any single licensor or technology.

   The Governet campaign management software has been developed internally using shrink-wrap software development tools. This software also uses off-the-shelf database technology provided by Inprise Corporation and runs on the Microsoft Windows platform.

   We have contracted with a third party developer, Technicalities, Inc., to develop our Medinex physician's office management software. Technicalities, Inc. is the development resource for the Medinex office management software. Technicalities, Inc. is writing the source code and creating the software that Netivation.com will market to primary care physicians as part of its Medinex community.

   Our hardware systems also consist of commercially available components. We believe that this architecture provides the ability to increase scale more quickly and reliably. We have plans to make additional upgrades in anticipation of increased demand for our Website communities.

   We maintain all of our Internet servers at Exodus Communications Inc.'s facilities in Seattle, Washington. Exodus provides professional data center hosting facilities and redundant high-speed Internet connectivity. Exodus also provides monitoring and support 24 hours a day, seven days a week, supplementing our system administrators and copies our production data to backup tapes each night and stores them at their facilities. Netivation.com is in the process of developing a comprehensive disaster recovery plan to respond to system failures.

Competition

   The markets for developing Internet communities and providing Internet services and products are relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Websites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. We expect that competition will continue to intensify.

   Netivation.com competes, directly or indirectly, for members, consumers, subscribers, content and service providers, advertisers, e-commerce partners and acquisition candidates with the following categories of companies:

  . online services or Websites targeted to the political and healthcare markets generally;

  . general purpose consumer online services providing access to political and healthcare content and services;

  . Website search and retrieval services and other high-traffic Websites;
    and

  . vendors and distributors of political and healthcare information, products and services distributed through other means, including direct sales, mail and other offline media.

   Netivation.com believes that the primary competitive factors in creating communities on the Internet and in attracting key participants to those communities are functionality, brand recognition, member affinity and loyalty, demographic focus, variety of value-added services, and critical mass. Other important factors include ease-of-use, quality, and reliability of the communities' services and products. We believe that the principal competitive factors in attracting advertisers and e-commerce partners include price, the number of community members, the aggregate traffic to the communities, the demographics of the community membership base and the creative implementation of advertising placements and e-commerce transaction opportunities.

   Other providers currently offer many of the individual services and products and certain combinations of the services and products offered by
Netivation.com:

  . our e-mail delivery service competes against other e-mail and "push" technology providers;

  . our search engine competes against other Website directories and search engine providers;

  . our free Website based e-mail products compete against products offered by other Website based e-mail providers;

  . our Website design and hosting services compete against numerous other companies providing such capabilities; and

  . our online fundraising system competes against traditional methods by which campaigns raise funds, such as direct mail, fundraising events and personal solicitation.

   With respect to Votenet's Governet software program, Netivation.com competes with existing campaign management software products, the largest of which has approximately 2,500 users according to the 1998 Campaign and Elections software buyers' guide. Netivation.com believes that most campaigns are managed using manual ledgers, file cards, standard office software such as Microsoft Excel and Microsoft Access or standard personal computer based business accounting packages. Governet's primary competitive challenge will be to convince campaigns to switch from these manual and semi-manual methods to Internet-based technologies.

   Similarly, with respect to Medinex's physician's office management software, Netivation.com believes its primary competition will be manual processes, standard personal computer based business accounting and billing packages or single or limited payor functions. Netivation.com believes that many physicians and small physicians' offices have been reluctant to invest in information technology solutions and Netivation.com's primary competitive challenge will be to convince these groups to switch to an Internet-based solution.


Employees

   As of February 1999, Netivation.com had 29 employees including seven part-time employees. Of our 22 full-time employees, seven were in marketing and sales, three were in senior management, three were in administration, six were in development and three were in operations. We plan to add approximately ten employees as a result of the acquisitions. We also plan to hire approximately eight people to handle customer support functions.

   We believe that our relations with our employees are satisfactory. We are not a party to any collective bargaining agreements and we have never experienced any work stoppage. As Netivation.com continues to grow and introduce more products and services, we expect to hire additional personnel. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical personnel.

Facilities

   The current term of our Coeur d'Alene, Idaho lease expires on December 31, 2000. We intend to relocate our headquarters in the first half of 1999 to a larger facility and are currently evaluating a number of locations in the Coeur d'Alene area. Additionally, we lease approximately 600 square feet of office space in Washington, D.C.

Legal Proceedings

   There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

Executive officers and directors

   Our executive officers and directors are:

Name                              Age Position
----                              --- --------
Anthony J. Paquin................  40 Chairman of Board of Directors, President
                                      and Chief Executive Officer
David C. Paquin..................  43 Chief Operating Officer
Lawrence L. Burch................  58 Chief Financial Officer and Treasurer
                                      Chief Marketing Officer, Secretary and
Gary S. Paquin...................  47 Director
Douglas K. Carnahan..............  57 Director
T.A. (Drew) Wahlin...............  51 Director
Donna L. Weaver..................  55 Director

Key Employees

   Our other key employees are:

Name                              Age Position
----                              --- --------
Dr. Robert D. Gober..............  46 Medical Director
Russell D. Reese.................  42 Product Development Manager

   Anthony J. Paquin has served as Netivation.com's Chairman of the board of directors, President and Chief Executive Officer since September 1997. Mr. Paquin was a candidate in the primary elections for the United States House of Representatives in Idaho's First Congressional District during 1997 and 1998. Mr. Paquin co-founded Agency One Corporation, a company that developed software for the insurance industry, in 1989 and served as its President and Chief Executive Officer until 1993. Agency One Corporation was acquired in 1993 by Agency Management Services, an insurance software company ("AMS"), and a subsidiary of CNA Financial Corporation. Mr. Paquin served as the Senior Vice President of Marketing of AMS from 1993 to March 1997. Mr. Paquin also founded and is the President of the Idaho Technology Association.

   David C. Paquin joined Netivation.com in June 1998 as a General Manager and has served as its Chief Operating Officer since March 1999. From April 1994 to June 1998, Mr. Paquin served as the Manager of Customer Service, Human Resources and Sales at AMS. From April 1989 to April 1994, he served as the Manager of Technical and Manager Training at Mohawk Power Corporation, an electric power utility in Oswego, New York. Mr. Paquin holds a B.S. from the State University of New York and an M.S. from the New York Institute of Technology.

   Lawrence L. Burch joined Netivation.com in February 1999 as its Chief Financial Officer and Treasurer. From April 1996 to February 1999, Mr. Burch served as a financial and administrative consultant to various software, telecommunications and development companies. From January 1993 to March 1996, Mr. Burch served as the Chief Financial Officer and Executive Vice President of Pegasus Airwave Inc., a healthcare company in Boca Raton, Florida. Mr. Burch holds a B.A from the University of Miami and is a Certified Public Accountant.

   Gary S. Paquin has served as Netivation.com's Chief Marketing Officer since January 1999, as a director of Netivation.com since September 1997 and as Netivation.com's Secretary since August 1998. From August 1998 to January 1999, he served as Netivation.com's Chief Operating Officer. From August 1998 to February 1999, he served as Netivation.com's Treasurer. From 1997 to July 1998, Mr. Paquin served as Netivation.com's Vice President of Sales and Corporate Development. Mr. Paquin co-founded Agency One Corporation in 1989 and served as its Vice President until 1997. Previously, Mr. Paquin served as a regional manager for Computer Associates International, Inc. (NYSE--CA), a software, support and integration services company, and held various management and marketing positions with International Business Machines Inc. (NYSE--IBM). Currently, Mr. Paquin serves on the local United Way Board of Directors and as chairman of the 1998 fund drive.

   Douglas K. Carnahan has served as a member of Netivation.com's board of directors since August 1998. Mr. Carnahan served as Senior Vice President of Hewlett-Packard Company, a computer manufacturing company, from 1995 to 1998. He also served as general manager of the Measurement Systems Organization from 1993 to 1998. Currently, Mr. Carnahan serves on the Board of Directors of Molex, Inc. (Nasdaq MOLX), an electronic components company. Mr. Carnahan holds a B.S. from San Jose State University and an M.B.A. from Santa Clara University.

   T.A. (Drew) Wahlin has served as a member of Netivation.com's board of directors since August 1998. Mr.Wahlin has served as the managing principal of Idaho Consulting International, a consulting firm, since January 1994. Previously, Mr. Wahlin served as President and Chief Operating Officer of White Cloud Mountain Company, Inc., a wholesaler of coffee products, from January 1991 to March 1993. He holds a B.A. from the University of California, Davis and an M.B.A. from the University of Puget Sound. Mr. Wahlin is a Certified Public Accountant.

   Donna L. Weaver has served as a member of Netivation.com's board of directors since August 1998. In 1985, Ms. Weaver founded Weaver, Field & London, Inc., an investor relations and corporate communications firm, and has served as its Chairman since inception. Ms. Weaver currently serves as a director of Ross Stores Inc. (Nasdaq--ROST), a retail store chain, Crown Vantage Inc. (Nasdaq--CVAN), a producer of paper products, and Hancock Fabrics Inc. (NYSE--HKF), a retail and wholesale fabric company. Ms. Weaver served as volunteer campaign chairman of the successful 1996 Congressional Term Limits Initiative and the 1998 Congressional Term Limits Pledge Initiative in Idaho. She holds a B.S. from the University of Arizona and an M.S. from the Stanford Graduate School of Business.

   Dr. Robert D. Gober has served as Netivation.com's Medical Director since February 1999. He is both a practicing physician and attorney. Dr. Gober has a general medical practice in Baltimore, Maryland and has been a clinical instructor at the Osteopathic Medical Center of Philadelphia, Pennsylvania since January 1981. Dr. Gober served as the medical director at the Inns of Evergreen South in Baltimore from May 1987 to May 1990. In March 1981, Dr. Gober was a guest lecturer at the Delaware Law School of Widener University. Dr. Gober simultaneously earned a J.D. from Delaware Law School of Widener University, and a D.O. from Philadelphia College of Osteopathic Medicine. Additionally, Dr. Gober holds a B.S. from Muhlenberg College in Allentown, Pennsylvania.

   Russell D. Reese has served as Netivation.com's Product Development Manager since January 1999. He manages Netivation.com's technical staff and directs product development. Mr. Reese was previously employed at AMS from August 1994 to December 1998, where he served as a development project manager. While at AMS, Mr. Reese was responsible for the design and development of AMS' Prime 2000 system, a software package for independent insurance agencies. At both Netivation.com and at AMS, Mr. Reese implemented the Microsoft Software Development Discipline and was responsible for initiating code reviews and computer bug tracking procedures. From September 1989 to August 1994, Mr. Reese served as the information technology and sales manager at Data Pro Corporation, a computer hardware reseller in the City of Industry, California, where he developed internal systems to automate sales and marketing efforts. Mr. Reese attended Whittier College and holds an A.S. from Riverside College.

   Anthony J. Paquin, David C. Paquin and Gary S. Paquin are brothers. There is no other family relationship among any of the directors, executive officers and key employees of Netivation.com.

Board of directors

   We currently have five directors. In March 1999, our board of directors approved, subject to stockholder approval, an amendment to our certificate of incorporation to provide for, among other things, a classified board of directors. The restated certificate of incorporation states that the terms of office of the board of directors will be divided into three classes: class I, whose term will expire at the annual meeting of stockholders to be held in 2000, class II, whose term will expire at the annual meeting of stockholders to be held in 2001 and class III, whose term will expire at the annual meeting of stockholders to be held in 2002. Mr. Wahlin and Mr. Gary Paquin are the class I directors, Mr. Carnahan is the class II director and Mr. Anthony Paquin and Ms. Weaver are the class III directors. At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.

Committees of the board of directors

   The compensation committee consists of Ms. Weaver, Mr. Carnahan and Mr. Wahlin. The compensation committee reviews and approves Netivation.com's compensation and benefits for its executive officers, administers
Netivation.com's compensation and stock option plans and makes recommendations to the board of directors regarding such matters.

   The audit committee consists of Ms. Weaver, Mr. Carnahan and Mr. Wahlin. The functions of the audit committee are:

  . to review the scope of the audit procedures utilized by our independent auditors;

  . to review with the independent auditors our accounting practices and policies;

  . to consult with Netivation.com's independent auditors during the year;

  . to approve the audit fee charged by the independent auditors; and

  . to report to the board of directors with respect to such matters and to recommend the selection of independent auditors.

Director compensation

   Annually, each non-employee director is entitled to receive restricted stock having a value of $25,000. Additionally, each non-employee director of Netivation.com is paid $150 for each meeting he or she attends, as well as a per diem amount for each meeting.

   In January 1999, each non-employee director was granted 10,000 shares of common stock pursuant to our equity incentive plan in consideration for services rendered. These shares are subject to forfeiture by each non-employee director if he or she is not serving as a director on December 31, 1999. Additionally, in January 1999, each non-employee director was granted an option to purchase 2,500 shares of common stock at an exercise price of $2.50 per share, which options vest annually over three years beginning on December 31, 1999.

Stock plans

   1999 equity incentive plan. Netivation.com's non-qualified stock option and restricted stock plan was adopted on July 24, 1998. The board amended and restated this initial plan as the 1999 equity incentive plan in March 1999. The plan will be submitted for approval by the stockholders prior to the closing of this offering. The plan will terminate on March 2, 2009. The plan is administered by the board or a committee appointed by the board.

   Grants may be made to employees, including officers and employee directors, consultants and non-employee directors of Netivation.com or any of its subsidiaries. Grants under the plan may consist of:

  . options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

  . nonqualified stock options that are not intended to so qualify;

  . stock bonuses; and

  . restricted stock.

   No employee is eligible to be granted options covering more than 325,000 shares of our common stock in any calendar year.

   Under the plan, 750,000 shares of common stock have been reserved for issuance. On January 1 of each year, starting in the year 2000, the aggregate number of shares reserved for issuance will automatically be increased to a number equal to 15% of the outstanding shares of our common stock. However, the number of shares that may be issued pursuant to incentive stock options may not exceed 500,000 shares of common stock. As of January 31, 1999, we granted, pursuant to the plan, options to purchase an aggregate of 278,875 shares of common stock at a weighted average exercise price of approximately $2.03, none of which have been exercised and none of which have been forfeited.

   The board determines the exercise price of options granted under the plan in accordance with the guidelines set forth in the plan. The exercise price of incentive stock options granted pursuant to the plan cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of the company's capital stock or any of its affiliates must be at least 110% of the fair market value of the company's common stock on the date of grant and the term of such incentive stock options cannot exceed five years. The board determines the exercise price of a nonstatutory stock option. Options granted under the plan vest at the rate specified in the option agreement.

   Any stock bonuses or restricted stock purchase awards granted under the plan will contain terms and conditions as the board deems appropriate. The board determines the purchase price under any restricted stock purchase agreement. Stock bonuses may be awarded for no consideration other than services already rendered.

   Upon certain changes in control of the company, all outstanding options and awards under the plan must either be assumed or substituted by the surviving entity. In the event the surviving entity determines not to assume or substitute such options and awards, then the exercise of such non-assumed options and awards held by persons whose continuous service did not terminate prior to the change of control will be accelerated. Such options and awards will terminate if not exercised prior to such change in control event.

   Additional options. We have granted two fully vested nonstatutory stock options to purchase an aggregate of 200,000 shares of common stock outside of a written plan at a weighted average exercise price of approximately $.056 per share.

   1999 employee stock purchase plan. In March 1999, the board adopted the 1999 employee stock purchase plan to provide employees of Netivation.com and its affiliates with an opportunity to purchase common stock through payroll deductions. The purchase plan will terminate at the board's discretion.

   Under the purchase plan, 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, the company had granted no options and issued no shares pursuant to the purchase plan.

   The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the purchase plan. A new offering period begins every 12 months. The board has currently authorized an offering commencing on the effectiveness of this offering and ending January 31, 2000, with sequential 12-month offerings thereafter.

   No employee is eligible to participate in the purchase plan if, immediately after any rights are granted under the purchase plan, the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the company or of any affiliate. All other employees are eligible to participate in the currently authorized offerings if they have been employed by Netivation.com or an affiliate of Netivation.com incorporated in the U.S. for at least ten days preceding the beginning of the offering and work at least 20 hours per week and at least five months per calendar year. Employees may have up to 15% of their earnings withheld pursuant to the purchase plan and applied on specific purchase dates. The purchase dates are currently the last day of each of the two shorter purchase periods during an authorized offering to the purchase of shares of common stock. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering or the relevant purchase date. Employees may end their participation in the offering at any time during the offering. Participation ends automatically on termination of employment.

   In the event of certain changes of control, Netivation.com and the board have discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation. Additionally, the board may also shorten an offering and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control.

Executive compensation

   The following table sets forth the compensation earned by our Chief Executive Officer and the one other most highly compensated executive officer whose total annual salary and bonus exceeded $100,000 for services rendered during the fiscal year ended December 31, 1998 (collectively, the "named executive officers"):

                           Summary Compensation Table

                                     Annual Compensation Long Term Compensation
                                     ------------------- ----------------------
                                                               All Other
Name and Principal Position     Year       Salary             Compensation
---------------------------     ----       ------             ------------
Anthony J. Paquin.............. 1998      $100,600                $432
 Chairman of the Board of Di-
 rectors, President and Chief
 Executive Officer
Gary S. Paquin................. 1998       100,600                 817
 Chief Marketing Officer,
 Secretary and Director

The amounts set forth in "All Other Compensation" represent payments for term life insurance. No options were granted to the named executive officers during the year ended December 31, 1998. As of December 31, 1998 the named executive officers held no options to purchase shares of our common stock. Please see the information below with respect to options granted to the named executive officers in January 1999.

Employment agreements

   In January 1999, Netivation.com entered into separate employment agreements with each of Mr. Anthony J. Paquin and Mr. Gary S. Paquin. Additionally, Netivation.com has key-man life insurance policies in the amount of $1,000,000 on each of Mr. Anthony J. Paquin and Mr. Gary S. Paquin.

   Under Mr. Anthony Paquin's employment agreement, which expires on December 31, 2001, he is entitled to receive an annual base salary of $150,000. Additionally, in January 1999, pursuant to his employment agreement, Netivation.com granted Mr. Paquin an option to purchase 25,000 shares of common stock at an exercise price of $2.50 per share. These options vest over a period of three years beginning on December 31, 1999. We also granted Mr. Paquin an option to purchase 37,500 shares of common stock at an exercise price of $1.25 per share. These options vest in full on December 31, 2003, with acceleration of vesting on December 31, 1999 if certain revenue goals are met.

   Under Mr. Gary Paquin's employment agreement, which expires on December 31, 2001, he receives an annual base salary of $125,000. Additionally, in January 1999, pursuant to his employment agreement, Netivation.com granted Mr. Paquin an option to purchase 25,000 shares of common stock at an exercise price of $2.50 per share. These options vest over a period of three years beginning on December 31, 1999. We also granted Mr. Paquin an option to purchase 18,750 shares of common stock at an exercise price of $1.25 per share. These options vest in full on December 31, 2003, with acceleration of vesting on December 31, 1999 if certain revenue goals are met.

Limitation of liability and indemnification

   Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to Netivation.com and its stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

  . breach of the director's duty of loyalty to Netivation.com;

  . acts or omissions not in good faith or involving intentional misconduct;

  . knowing violations of law;

  . any transaction from which the director derived an improper personal benefit;

  . improper transactions between the director and Netivation.com; and

  . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers. Netivation.com's board of directors has authorized its officers to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of Netivation.com pursuant to the foregoing provisions, or otherwise, Netivation.com has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

   On September 26, 1997, Netivation.com issued 1,057,500 shares of common stock to Mr. Anthony J. Paquin, 1,057,500 shares of common stock to Mr. Gary S. Paquin and 250,000 shares of common stock to Mr. David C. Paquin in exchange for the contribution to Netivation.com of rights to certain computer software applications and related technology. No value was assigned to the technology as it had no cost basis and the common stock was deemed to have minimal value.

   On October 24, 1997, Ms. Donna L. Weaver and her spouse purchased an aggregate of 150,000 shares of Netivation.com's common stock at a purchase price of $.70 per share. Ms. Weaver was elected to Netivation.com's board of directors in August 1998.

   On March 16, 1998, Netivation.com issued a promissory note in the principal amount of $550,000, at an interest rate of 8% per annum, to Britannia Holdings Ltd. ("Britannia"). In connection with such note, Netivation.com issued 137,500 shares of its common stock to Britannia. This promissory note was amended on July 9, 1998 whereby we issued Britannia an additional 12,500 shares of common stock. The principal amount and all accrued interest outstanding under the note was paid by Netivation.com in full on January 8, 1999.

   On June 25, 1998, Netivation.com granted Idaho Consulting International ("ICI"), a sole proprietorship owned by Mr. Wahlin, an option to purchase 125,000 shares of Netivation.com's common stock at an exercise price of $.03 per share and paid $35,637 in cash in consideration for professional consulting services provided by ICI to Netivation.com. Mr. Wahlin was elected to Netivation.com's board of directors in August 1998.

   On June 25, 1998, ICI assigned its option to purchase 62,500 of Netivation.com's common stock to Moffatt, Thomas, Barrett, Rock & Fields, Chartered, our legal counsel, in consideration of legal services rendered to us and to ICI.

   On August 18, 1998, Ms. Donna L. Weaver and her spouse purchased 33,750 shares of Netivation.com's common stock from each of Mr. Anthony J. Paquin and Mr. Gary S. Paquin at a purchase price of $1.50 per share.

   On October 1, 1998, Britannia purchased 50,000 shares of Netivation.com's common stock from each of Mr. Anthony J. Paquin and Mr. Gary S. Paquin at a purchase price of $1.00 per share.

   On October 31, 1998, Netivation.com issued unsecured promissory notes in the principal amounts of $88,300 and $88,800 to each of Mr. Anthony J. Paquin and Mr. Gary S. Paquin. These promissory notes did not bear interest. We imputed interest at an effective rate consistent with the promissory note to Britannia discussed above. The notes were paid in full in January 1999.

   Netivation.com believes that the transactions summarized above were made on terms no less favorable than terms Netivation.com could have obtained from unaffiliated third parties. The board of directors has determined that any future transactions between Netivation.com and its officers, directors or principal stockholders will be approved by a majority of the disinterested directors and will be on terms no less favorable than Netivation.com could obtain from an unaffiliated third party. The board of directors may obtain independent counsel or other independent advice to assist in that determination.

                             PRINCIPAL STOCKHOLDERS

   The following table details certain information with respect to the beneficial ownership of Netivation.com's common stock as of January 31, 1999 by:

  . each stockholder known by Netivation.com to beneficially own more than 5% of its common stock;

  . each named executive officer;

  . each director; and

  . all directors and executive officers as a group.

   The table also presents information as adjusted to reflect the sale by Netivation.com of the shares offered hereby (assuming no exercise of the representatives' over-allotment option). The table reflects the conversion of all outstanding shares of preferred stock into shares of common stock on the closing of this offering.

                                                    Percentage of Shares Percentage of Shares
                          Shares Beneficially Owned  Beneficially Owned   Beneficially Owned
                              Prior To Offering       Prior to Offering     After Offering
                          ------------------------- -------------------- --------------------
Anthony J. Paquin.......            973,750                16.67%               11.53%
Gary S. Paquin..........            973,750                16.67                11.53
Donna L. Weaver.........            227,500                 3.90                 2.69
 The Weaver Companies
 1677 East Miles Avenue
 Hayden Lake, ID 83835
Douglas K. Carnahan ....             10,000                    *                    *
 4410 W. Chiden
 Meridian, ID 83642
T. A. Drew Wahlin.......             72,500                 1.23                    *
 P. O. Box 20082
 Boise, ID 8701-2082
All directors and
 executive officers as a
 group (seven persons)..          2,507,500                42.48%               29.47%

   Asterisks on the foregoing table indicate beneficial ownership of less than 1%.

   Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Applicable percentages are based on 5,840,769 shares of common stock outstanding as of January 31, 1999 and 8,445,548 shares of common stock outstanding after completion of this offering. Unless otherwise indicated in the following paragraphs, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table above, the address of each individual is Netivation.com, Inc., 7950 Meadowlark Way, Suite B, Coeur d'Alene, Idaho 83815.

   The shares listed as being owned by Mr. Wahlin include 62,500 shares subject to a stock option granted to ICI. This option is currently exercisable in full and has no expiration date.

   The shares listed as being owned by all directors and executive officers as a group consists of:

  . 2,445,000 shares; and

  . 62,500 shares subject to stock options exercisable within 60 days of January 31, 1999 held by directors and executive officers of Netivation.com and entities affiliated with such persons.

                          DESCRIPTION OF CAPITAL STOCK

   The following description summarizes certain terms of our capital stock and certain provisions of our restated certificate of incorporation and bylaws. Please refer to our restated certificate of incorporation and bylaws, which have been filed as exhibits to this registration statement.

   On the closing of this offering, our authorized capital stock will consist of 30,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. As of January 31, 1999 there were 5,840,769 shares of common stock outstanding held of record by 262 stockholders.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available.

   In the event of a liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding on completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including:

  . dividend rights;

  . conversion rights;

  . voting rights;

  . terms of redemption;

  . liquidation preferences;

  . sinking fund terms; and

  . the number of shares constituting any series or the designation of such series.

Any such issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the company. We have no present plan to issue any shares of preferred stock.

Warrants

   We have warrants outstanding to purchase 258,000 shares of common stock, subject to adjustment in certain circumstances. These warrants were issued in connection with the private placement of preferred stock completed in January 1999. The exercise price of the warrants is $2.50 per share and such warrants expire in 2006.

Registration Rights

   We have granted registration rights to the holders of 2,325,000 shares of common stock issuable upon conversion of the preferred stock, referred to as registrable securities. Following the one year anniversary of the completion of this offering, these holders may require Netivation.com on one occasion to use its best efforts to effect the registration of such registrable securities, subject to certain conditions. In addition, whenever we propose to register any of our securities under the Securities Act, the holders of registrable securities are entitled, subject to certain restrictions, to include their registrable securities in such registration. We are required to bear all registration expenses in connection with the registration of registrable securities.

   Additionally, we have granted registration rights to the holders of warrants to purchase 258,000 shares of our common stock. These holders may require Netivation.com, at our expense, to effect the registration of the shares of common stock issuable upon exercise of the warrants, subject to certain conditions. In addition, whenever we propose to register any of our securities under the Securities Act, subject to certain restrictions, we shall offer these holders the opportunity to include on the registration statement, their shares of common stock issuable upon exercise of the warrants.

Delaware Anti-Takeover Law and Certain Charter Provisions

   Netivation.com is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

   Upon the closing of this offering, our restated certificate of incorporation will provide for a board of directors that is divided into three classes:

  . the directors in class I will hold office until the first annual meeting of stockholders following this offering;

  . the directors in class II will hold office until the second annual meeting of stockholders following this offering; and

  . the directors in class III will hold office until the third annual meeting of stockholders following this offering (or in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death).

   After each such election, the directors in each such class will then serve in succeeding terms of three years and until their successors are elected. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Netivation.com and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

   Our corporate documents contain other provisions that might discourage, delay or prevent a change in control of Netivation.com or of our management. These provisions could also limit the price that investors might be willing to pay for shares of our common stock. These provisions provide that:

  . stockholders may not act by written consent;

  . special meetings of stockholders may be called by the board of directors, the chairman of the board or the chief executive officer;

  . only the board of directors may change the authorized number of directors;

  . no director can be removed without cause, subject to the right of any holders of preferred stock; and

  . directors may be removed for cause only by a majority vote of the stockholders.

Listing

   We intend to apply for listing of our common stock on the Nasdaq National Market under the trading symbol "NTVN."

Transfer Agent and Registrar

   American Securities Transfer & Trust, Incorporated has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for Netivation.com's common stock, and there can be no assurance that a significant public market for its common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time.

   After this offering, Netivation.com will have a total of 8,445,548 shares of outstanding common stock. Of these shares, the 2,250,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except for any shares held by "affiliates" of Netivation.com, as that term is defined in Rule 144 under the Securities Act. The remaining 6,195,548 shares of common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. All restricted shares were issued and sold by Netivation.com in private transactions, which relied on the registration exemptions detailed in the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

   Of the restricted shares,        shares are subject to certain "lock-up"
agreements. Netivation.com's executive officers, directors, stockholders and employees, who collectively hold an aggregate of approximately restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of from the date of this prospectus. EBI Securities Corporation may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to these lock-up agreements. EBI Securities Corporation currently has no plans to release any portion of the securities subject to these lock-up agreements. When determining whether or not to release shares from the lock-up agreements, EBI Securities Corporation will consider, among other factors, market conditions at the time, the number of shares proposed to be released, and a stockholder's reasons for requesting the release. Netivation.com has also agreed with the representatives that Netivation.com will not offer, sell or otherwise dispose of common stock for a period of 12 months from the date of this prospectus, subject to exceptions for acquisitions approved by the board and the issuance of shares under our existing compensatory plans.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding (which will equal approximately 84,455 shares immediately after this offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Netivation.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Netivation.com at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Netivation.com who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

   Taking into account the      lock-up agreements, the number of restricted
shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:

  .    shares will be eligible for sale as of the date of this prospectus;

  . approximately        shares will be eligible for sale 12 months after the
    date of this prospectus upon the expiration of lock-up agreements with the representatives; and

  . approximately        shares will become eligible for sale thereafter at
    various times on completion of the one year holding period.

   The foregoing does not take into account any early release from the lock-up agreements or for sales in reliance on Rule 701 with the consent of EBI Securities Corporation.

   Within 90 days following the effectiveness of this offering, Netivation.com plans to file a registration statement on form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under its stock plans. As of January 31, 1999, options to purchase a total 478,875 shares (including options granted to purchase 200,000 shares outside of any plan) were outstanding and 428,625 shares were reserved for future issuance under Netivation.com's stock plans. Common stock issued upon exercise of outstanding vested options, other than common stock issued to affiliates of Netivation.com, is available for immediate resale in the open market.

   Registration of any shares under the Securities Act pursuant to outstanding registration rights would result in such shares becoming freely tradable without restriction.

                                  UNDERWRITING

   Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which EBI Securities Corporation and Millennium Financial Group, Inc. are acting as representatives, have severally agreed to purchase from Netivation.com the respective number of shares of common stock set forth opposite each underwriter's name.

Underwriter                                                     Number of Shares
-----------                                                     ----------------
EBI Securities Corporation.....................................
Millennium Financial Group, Inc................................
                                                                   ---------
  Total........................................................    2,250,000
                                                                   =========

   The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent, including the absence of any material adverse change in Netivation.com's business and the receipt of certain certificates, opinions and letters from Netivation.com, its counsel and independent auditors. The underwriters will be obligated to purchase all the shares of common stock offered hereby, if any shares are purchased.

   The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not
in excess of $       per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $    per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have advised Netivation.com that the underwriters do not expect any sales to accounts for which any of the underwriters will exercise discretion as to such sale.

   Netivation.com has granted to the representatives an option, expiring at the close of business on the 60th day after the date of this prospectus, to purchase up to 337,500 additional shares at the initial public offering price, less the underwriting discounts, all as set forth on the cover page of this prospectus. The representatives may exercise such option only to cover over-allotments made in connection with the sale of common stock in this offering.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   Upon completion of this offering, Netivation.com will sell to the representatives for $23 warrants to purchase 225,000 shares of common stock. The representatives' warrants will become exercisable immediately after the completion of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire five years from the date of this prospectus. The representatives' warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the representatives, underwriters, selling group members and their officers, partners or employees. During the exercise period, holders of the representatives' warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable upon exercise of the representatives' warrants. The common stock issuable on exercise of the representatives' warrants is subject to adjustment in certain events to prevent dilution.

   Netivation.com will pay the representatives a nonaccountable expense allowance of 3% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representatives' expenses in excess of the nonaccountable expense allowance, including their legal expenses, will be borne by the representatives. Netivation.com has paid $85,000 to the representatives as an advance for expenses.

   Netivation.com has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.

   Netivation.com has agreed to give notice to the representatives of meetings of the board of directors and to grant access to such meetings to nominees of the representatives to attend the meetings as observers. EBI Securities Corporation also has the right, but not the obligation, to nominate one director to Netivation.com's board of directors until July 2003.

   For a period of three years after this offering, the representatives have the right to participate as co-managing underwriters in any additional public or private offering of debt or equity securities by Netivation.com, excluding debt financing transactions with banks. During this period, the representatives also have the right to serve as co-financial advisors with respect to mergers or other strategic transactions involving Netivation.com. Such rights may be waived by the representatives if the terms of their participation are unacceptable.

   The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Neither Netivation.com nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither Netivation.com nor the underwriters represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. It is anticipated that certain of the underwriters will make a market in the common stock on completion of this offering, as permitted by applicable law. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between Netivation.com and the representatives. The principal factors to be considered in determining the initial public offering price include:

  . the information set forth in this prospectus and otherwise available;

  . the history and the prospects for the industry in which Netivation.com will compete;

  . the ability of Netivation.com's management;

  . the prospects for future earnings of Netivation.com;

  . the present state of Netivation.com's development and its current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded stock of generally comparable companies.

   The estimated initial public offering price per share range set forth on the cover of this preliminary prospectus is subject to change as a result of the above and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Netivation.com by Moffatt, Thomas, Barrett, Rock & Fields, Chartered, Boise, Idaho and by Cooley Godward LLP, Boulder, Colorado. As of the date of this prospectus, Moffatt, Thomas, Barrett, Rock & Fields, Chartered beneficially owns an option to purchase 62,500 shares of Netivation.com's common stock. Certain legal matters will be passed upon for the representatives by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                    EXPERTS

   The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
NETIVATION.COM, INC.
Report of Independent Public Accountants...................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Equity.........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7
THE ONLINE MEDICAL BOOKSTORE, LLC
Report of Independent Public Accountants................................... F-16
Balance Sheets............................................................. F-17
Statements of Operations................................................... F-18
Statements of Member's Interests........................................... F-19
Statements of Cash Flows................................................... F-20
Notes to Financial Statements.............................................. F-21

INTERLINK SERVICES, INC.
Report of Independent Public Accountants................................... F-23
Balance Sheet.............................................................. F-24
Statement of Operations.................................................... F-25
Statement of Stockholders' Equity.......................................... F-26
Statement of Cash Flows.................................................... F-27
Notes to Financial Statements.............................................. F-28

UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Combined Financial Information......................... F-30

Unaudited Pro Forma Combined Balance Sheet ................................ F-31

Unaudited Pro Forma Combined Statement of Operations....................... F-32

Notes to Unaudited Pro Forma Combined Balance Sheet and Statement of Op-
 erations................................................................ F-33

   "After the stock split and reincorporation discussed in Note 2 to the financial statements are effected, we expect to be in a position to render the following audit report."

                                                      Arthur Andersen LLP

Seattle, WA
March 10, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netivation.com, Inc.:

   We have audited the accompanying balance sheets of Netivation.com, Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the periods from inception (September 26, 1997) to December 31, 1998 and 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netivation.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the periods from inception (September 26, 1997) to December 31, 1998 and 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                                 Pro Forma
                                                               Stockholders'
                                                             Equity (Note 2) at
                                   December 31, December 31,    December 31,
                                       1997         1998            1998
                                   ------------ ------------ ------------------
                                                                (unaudited)
              ASSETS
Current assets:
  Cash and cash equivalents.......     $47         $1,907
  Short-term investments..........     --             880
  Subscriptions receivable for
   preferred stock................     --           1,183
  Prepaids and other..............     --              35
                                       ---         ------
    Total current assets..........      47          4,005
Equipment and furniture, net......      10             94
                                       ---         ------
Total assets......................     $57         $4,099
                                       ===         ======
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable................     $13         $  172
  Accrued compensation............     --             163
  Other accrued expenses..........     --              28
  Convertible note payable to
   stockholder, net...............     --             501
  Advances from stockholders......     --              95
                                       ---         ------
    Total current liabilities.....      13            959
Mandatorily redeemable common
 stock option.....................     --             391
Other long-term liabilities.......     --              24
                                       ---         ------
    Total liabilities.............      13          1,374
                                       ---         ------
Commitments (Note 7)
Stockholders' equity
  8% Convertible preferred stock,
   $.01 par value, 1,750,000
   shares authorized and no
   shares, 1,575,000 and no shares
   issued and outstanding,
   respectively, preference in
   liquidation of $3,938 at
   December 31, 1998..............     --           3,317             --
  Subscriptions receivable for
   543,948 shares of preferred
   stock..........................     --           1,183             --
  Common stock and additional
   paid-in capital, $.01 par val-
   ue, 25,000,000 shares autho-
   rized, 3,218,270, 3,473,270 and
   5,592,218 shares issued and
   outstanding, respectively......     105            628          $5,128
  Deficit accumulated in the
   development stage..............     (61)        (2,403)         (2,403)
                                       ---         ------          ------
    Total stockholders' equity....      44          2,725          $2,725
                                       ---         ------          ======
Total liabilities and
 stockholders' equity.............     $57         $4,099
                                       ===         ======

   The accompanying notes are an integral part of these financial statements.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)

                            Period from       Period from
                             Inception         Inception
                          (September 26,    (September 26,
                             1997) to          1997) to         Year Ended
                         December 31, 1998 December 31, 1997 December 31, 1998
                         ----------------- ----------------- -----------------
Revenues................     $     --          $     --          $     --
                             ---------         ---------         ---------
Expenses
Operating expenses
  General and
   administrative.......           880                43               837
  Sales and marketing...           569                18               551
  Stock compensation....           586               --                586
  Product development...           171               --                171
                             ---------         ---------         ---------
Total operating
 expenses...............         2,206                61             2,145
                             ---------         ---------         ---------
    Loss from
     operations.........        (2,206)              (61)           (2,145)
Interest expense........          (183)              --               (183)
                             ---------         ---------         ---------
    Loss before income
     taxes..............        (2,389)              (61)           (2,328)
Provision for income
 taxes..................           --                --                --
                             ---------         ---------         ---------
    Net loss............     $  (2,389)        $     (61)        $  (2,328)
Preferred stock
 dividends earned.......           (14)              --                (14)
                             ---------         ---------         ---------
Net loss available to
 common stock...........     $  (2,403)        $     (61)        $  (2,342)
                             =========         =========         =========
Historical basic and
 diluted loss per
 share..................     $    (.71)        $    (.02)        $    (.69)
                             =========         =========         =========
Historical weighted
 average shares
 outstanding used to
 compute loss per
 share..................     3,372,483         3,168,270         3,417,377
                             =========         =========         =========
Pro forma basic and
 diluted loss per
 share..................     $    (.70)        $    (.02)        $    (.68)
                             =========         =========         =========
Weighted average shares
 outstanding used to
 compute pro forma loss
 per share..............     3,430,450         3,168,270         3,490,589
                             =========         =========         =========


   The accompanying notes are an integral part of these financial statements.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 (Dollars in thousands, except per share data)

                                                           Common Stock and
                           8% Convertible                  Additional Paid-
                          Preferred Stock                     In Capital        Deficit
                          ----------------  Subscriptions  ---------------- Accumulated in
                          Number of        Receivable for  Number of        the Development
                           Shares   Amount Preferred Stock  Shares   Amount      Stage      Total
                          --------- ------ --------------- --------- ------ --------------- ------
Issuance of shares in
 September 1997 in
 exchange for technology
 rights and previously
 existing corporate
 entity (Note 1)........        --  $  --      $  --       3,068,270  $ --      $   --      $   --
Issuance in October 1997
 of shares for cash at
 $.70 per share.........        --     --         --         150,000   105          --         105
Net loss................        --     --         --             --    --           (61)       (61)
                          --------- ------     ------      ---------  ----      -------     ------
Balances at December 31,
 1997...................        --     --         --       3,218,270   105          (61)        44
Issuance in February
 1998 of shares for cash
 at $1.20 per share.....        --     --         --         105,000   126          --         126
Issuance in March 1998
 of shares in connection
 with issuance of 8%
 convertible debenture..        --     --         --         137,500   165          --         165
Issuance in July 1998 of
 shares in connection
 with modification of
 terms of 8% convertible
 debenture..............        --     --         --          12,500    15          --          15
Grant in August 1998 of
 75,000 common stock op-
 tions at $.10 per
 share..................        --     --         --             --    180          --         180
Grant in August 1998 of
 12,000 common stock op-
 tions at $1.25 per
 share..................        --     --         --             --     15          --          15
Issuance in November and
 December 1998 of 8%
 convertible preferred
 stock at $2.50 per
 share, net of issuance
 costs of $621..........  1,575,000  3,317        --             --    --           --       3,317
Subscriptions to 543,948
 shares of preferred
 stock, net of issuance
 costs of $177..........        --     --       1,183            --    --           --       1,183
Preferred stock divi-
 dend...................        --     --         --             --    --           (14)       (14)
Imputed interest on
 advances from
 stockholders...........        --     --         --             --     22          --          22
Net loss................        --     --         --             --    --        (2,328)    (2,328)
                          --------- ------     ------      ---------  ----      -------     ------
Balances at December 31,
 1998...................  1,575,000 $3,317     $1,183      3,473,270  $628      $(2,403)    $2,725
                          ========= ======     ======      =========  ====      =======     ======

   The accompanying notes are an integral part of these financial statements.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                            Period from       Period from
                             inception         inception
                          (September 26,    (September 26,
                             1997) to          1997) to         Year Ended
                         December 31, 1998 December 31, 1997 December 31, 1998
                         ----------------- ----------------- -----------------
Cash flows from
 operating activities:
  Net loss..............      $(2,389)           $ (61)           $(2,328)
  Adjustments to
   reconcile net loss to
   net cash used by
   operating activities:
    Depreciation........           17              --                  17
    Expense associated
     with the issuance
     of stock options...          586              --                 586
    Imputed interest on
     advances from
     stockholders.......           22              --                  22
    Amortization of debt
     discount...........          131              --                 131
  Changes in assets and
   liabilities:
    Prepaids and other..          (35)             --                 (35)
    Accounts payable....          172               13                159
    Accrued expenses....          177              --                 177
                              -------            -----            -------
      Net cash used by
       operating
       activities.......       (1,319)             (48)            (1,271)
                              -------            -----            -------
Cash flows from
 investing activities:
  Purchase of equipment
   and furniture........          (87)             (10)               (77)
  Purchase of short-term
   investments..........         (880)             --                (880)
                              -------            -----            -------
      Net cash used by
       investing
       activities.......         (967)             (10)              (957)
                              -------            -----            -------
Cash flows from
 financing activities:
  Proceeds from 8%
   convertible note
   payable to
   stockholder..........          550              --                 550
  Proceeds from advances
   from stockholders....          189              --                 189
  Repayment of advances
   from stockholders....          (94)             --                 (94)
  Proceeds from sale of
   8% preferred stock...        3,938              --               3,938
  Preferred stock
   offering costs.......         (621)             --                (621)
  Issuance of common
   stock for cash.......          231              105                126
                              -------            -----            -------
      Net cash provided
       by financing
       activities.......        4,193              105              4,088
                              -------            -----            -------
  Net increase in cash
   and cash
   equivalents..........        1,907               47              1,860
  Cash and cash
   equivalents at
   beginning of period..          --               --                  47
                              -------            -----            -------
  Cash and cash
   equivalents at end of
   period...............      $ 1,907            $  47            $ 1,907
                              =======            =====            =======
Supplemental cash flow
 disclosures:
  Income taxes paid.....      $   --             $ --             $   --
  Interest paid.........      $    33            $ --             $    33

   The accompanying notes are an integral part of these financial statements.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998
                 (Dollars in thousands, except per share data)

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   Netivation.com, Inc. ("Netivation" or the "Company"), a Delaware corporation, formerly named Nelloro Corporation (Nelloro), was originally formed in 1993 for the purposes of acquiring interests in mineral properties. The Company commenced its current operations after acquiring the technology developed by the existing management team in exchange for 2,500,000 shares of Nelloro common stock on September 26, 1997. No value was assigned to the technology as it had no net book value at the time of the transaction and the common stock was deemed to have minimal value. The transaction has been accounted for as a reverse acquisition with Netivation as the acquiror. Netivation's existing business operations commenced upon the acquisition of the technology. Therefore, historical financial statements prior to September 26, 1997 are not presented. Additionally pro forma financial information for Nelloro is not presented as the assets and results of operations for Nelloro were not significant.

   The company was formed to develop, design and market software and websites focused on topic specific internet communities. These communities, known as vertical portals, are for individuals, groups and businesses sharing a common interest. The company's activities to date have been primarily related to organization, raising capital, personnel recruitment, marketing studies, and the research and development of the company's Votenet.com and Medinex.com websites, the Governet software product for campaign finance management and the Medinex software product for back office software support for physician practices.

   The company is in the development stage, has yet to generate any revenues and has no assurance of future revenues. The company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful development and marketing of its products and services, the acceptance of the Internet as a medium for advertising, competition from substitute services and larger companies with greater financial, technical, management and marketing resources. Further, during the period required to develop commercially viable products, services and sources of revenues, the company may require additional funds that may not be readily available to it.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Split and Reincorporation

   Prior to the effectiveness of an initial public offering, the company plans to effect a one-for-two reverse split of its common and preferred stock and reincorporate in Delaware. All share and per share amounts in the accompanying financial statements have been adjusted retroactively to give effect to this reverse stock split.

 Loss Per Share

   In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing net loss available to common stock (net loss less preferred stock dividend requirements)

                              NETIVATION.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                 (Dollars in thousands, except per share data)

by the weighted average number of shares of common stock outstanding during the period. Dilutive earnings per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is antidilutive. The company has not had any issuances or grants for nominal consideration as defined under Staff Accounting Bulletin 98.

   Diluted net loss per share for all periods shown does not include the effects of the convertible preferred stock and shares issuable upon the exercise of stock options and warrants as the effect of their inclusion is antidilutive during each period.

   Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding giving effect to the conversion of convertible preferred stock outstanding as of December 31, 1998 that will automatically convert upon completion of the company's initial public offering (using the if-converted method from the original issuance date). Pro forma diluted net loss per share excludes the impact of stock options and warrants as the effect of their inclusion would be antidilutive.

 Cash Equivalents

   The company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Short-Term Investments

   Short-term investments consist of U.S. treasury bills with a maturity date of July 1999. The company classifies short-term investments as available for sale under Statement of Financial Accounting Standards No. 115. The short-term investments are carried at fair value, with unrealized holding gains and losses reported as a separate component of stockholders' equity. As the short-term investments were acquired on December 31, 1998, there were no unrealized holding gains or losses during the year ended December 31, 1998.

 Advertising Costs

   The cost of advertising is expensed as incurred. During the periods ending December 31, 1997 and 1998, the company incurred advertising expense of $0 and $50, respectively.

 Research and Development

   Research and development costs are expensed as incurred and consist primarily of salaries, supplies and contract services.

   The company's accounting policy is to capitalize eligible computer software development costs upon the establishment of technological feasibility, which the company has defined as a completion of a working model. For the periods ended December 31, 1997 and 1998, the amount of eligible costs to be capitalized has not been material and accordingly, the company has charged all software development costs to product development in the accompanying statements of operations.

 Income Taxes

   The company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted laws, of temporary differences between the financial reporting and tax bases of

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)
assets, liabilities and tax carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

 Stock-Based Compensation

   The company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the company applies Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan.

 Equipment and Furniture

   Equipment and furniture are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation is determined using the straight-line method over the expected useful lives of the assets which range from three to five years.

 Unaudited Pro Forma Stockholders' Equity

   If the offering contemplated by this prospectus is consummated, all of the preferred stock outstanding and subscribed to as of the closing date will automatically be converted into an aggregate of 2,118,948 shares of common stock. Unaudited pro forma stockholders' equity at December 31. 1998, as adjusted for the conversion of preferred stock, is presented in the accompanying balance sheet.

 Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The implementation of SOP 98-1 is not expected to have a material impact on the company's financial position or results of operations.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 is not expected to have a material impact on the company's financial position or results of operations.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)


NOTE 3--FEDERAL INCOME TAXES

   The company did not provide an income tax benefit for any of the periods presented because it has experienced operating losses since inception. The company's total tax net operating loss carryforwards were approximately $1,800 at December 31, 1998 which expire between 2012 and 2018. The significant components of the deferred tax asset at December 31, 1997 and 1998, were as follows:

                                                                    1997  1998
                                                                    ----  -----
   Net operating loss carryforward................................. $ 21  $ 609
   Stock compensation..............................................  --     199
                                                                    ----  -----
   Deferred tax asset..............................................   21    808
   Deferred tax asset valuation allowance..........................  (21)  (808)
                                                                    ----  -----
                                                                     --     --
                                                                    ====  =====

   The valuation allowance on deferred tax assets increased by $21 and $787 during 1997 and 1998, respectively.

   In accordance with certain provisions of the Internal Revenue Code, as amended, a change in ownership of greater than 50% of a company within a three year period results in an annual limitation on the company's ability to utilize its net operating loss ("NOL") carryforwards from tax periods prior to the ownership change. Such a change in ownership occurred with respect to the company in December 1997. Accordingly, at December 31, 1998, use of NOL carryforwards is restricted to annual amounts of approximately $900 which accumulate to the extent not used and are subject to the expiration of these carryforwards. Any future significant changes in ownership interests could further limit the NOL carryforward.

NOTE 4--DEBT

 Convertible Note Payable to Stockholder

   At December 31, 1998, the company had an 8% convertible note (the "Note") with a principal balance of $550, and accrued interest payable quarterly. The Note was due on March 16, 1999, and was paid in full by the company in January 1999. The company issued 137,500 shares of the company's common stock to the lender in connection with the granting of the loan in March 1998 and issued an additional 12,500 shares of common stock in July 1998 in exchange for a modification of the escrow requirements. The fair market value of these shares at the date of issuance has been reflected as a debt discount in the accompanying financial statements and is being accreted to interest expense over the original one year life of the agreement, using the effective interest rate method.

   As of December 31, 1998, the unamortized debt discount on the Note was $49. Amortization expense related to the debt discount was $131 for the year ended December 31, 1998.

 Advances From Stockholders

   During 1998, the company obtained advances totaling $189 from principal stockholders for working capital purposes. These loans were payable on demand. The advances were non-interest bearing, and were not collateralized. Interest totaling $22 was imputed on these advances based on an effective interest rate consistent with the convertible note payable discussed above. The balance of these advances to stockholders at December 31, 1998 was $95. In January 1999, all advances were paid in full by the company.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)


NOTE 5--STOCKHOLDERS' EQUITY

 Convertible Preferred Stock

   In January 1999 the company increased the authorized amount of preferred stock to 3,500,000 shares, with a par value of $.01. Shares of preferred stock may be issued from time to time in one or more series, with designations, rights, preferences and limitations established by the company's board of directors (the Board of Directors).

   The company has designated shares of preferred stock as Series A Convertible preferred stock (Series A). Holders of Series A are entitled to annual dividends at 8% of the original issue price of the shares held. No distributions may be made to holders of common stock until all cumulative dividends on Series A have been paid.

   If the net profits in any year are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will become a charge against the net profits of the company, and will be paid in full out of the net profits of the company in subsequent years before any dividends are paid on the common stock of the company in those years. For a period of three
(3) years from the issue date at the company's option, the company may satisfy any accrued preferred stock dividend, or portion thereof, with preferred stock in lieu of cash. After three (3) years from the date hereof, if the company has a positive cash flow in sufficient amount to pay accrued preferred stock dividends, ("Sufficient Positive Cash Flow"), then any accrued preferred stock dividend will be payable in cash. If, after three (3) years from the date hereof, the company does not have Sufficient Positive Cash Flow, then any accrued preferred stock dividend will be payable in preferred stock. To account for the preferred stock dividend, the company has recorded $14 as a charge to deficit accumulated in the development stage in the accompanying 1998 statement of stockholders' equity.

   The shares of preferred stock are not entitled to vote at meetings of the stockholders of the company and are not entitled to participate in the profits of the company beyond the fixed, preferential annual dividend provided herein.

   Each share of Series A is convertible, at the option of the holder, into one half share of common stock, subject to adjustment to prevent dilution. Each share of Series A is automatically convertible into common stock upon the closing of a public offering or other change in control that meets certain conditions.

   During 1998, the company issued 1,575,000 shares of Series A preferred stock and received subscriptions for 543,948 shares of Series A preferred stock at $2.50 per share. The cash from these subscriptions was received in January 1999. The company has reflected these subscriptions receivable in the accompanying financial statements net of offering costs.

   In January 1999, the company received net proceeds of approximately $450 related to the sale of an additional 206,052 shares of Series A preferred stock.

 Stock Option Plan

   In July 1998, the stockholders and Board of Directors approved a Nonqualified Stock Option and Restricted Stock Plan (the Plan). In March 1999, the company amended and restated this plan as the 1999 Equity Incentive Plan. The Board of Directors has the authority to determine all matters relating to incentive and non-qualified stock options and restricted stock to be granted under the Plan, including the selection of individuals to be granted options, number of shares to be subject to each option, the exercise price and the term

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)

and vesting period, if any. Options generally vest over periods ranging up to five years and have lives up to ten years from date of grant. Options outstanding at December 31, 1998 have an average remaining contractual life of
4.6 years. At December 31, 1998, exercise prices ranged from $.03 to $2.50 per share.

   The following table summarizes the company's stock option activity:

                                                                     Weighted
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
   Balance at December 31, 1997........................      --         --
     Options granted...................................  274,500       $.66
                                                         -------       ----
   Balance at December 31, 1998........................  274,500       $.66
                                                         =======       ====

   The company had reserved a total of 750,000 shares of common stock for issuance to its stock option holders under the plan and had 675,500 shares available for future grant.

   Stock options exercisable were 274,500 at December 31, 1998. The following table summarizes information about all stock options, including those issued outside of the Plan, outstanding at December 31, 1998:

                 Options Outstanding                     Options Exercisable
     -------------------------------------------------  ------------------------
                                Weighted-
                                 Average     Weighted                 Weighted-
     Range of                   Remaining    Average                   Average
     Exercise      Number      Contractual   Exercise     Number      Exercise
      Prices     Outstanding      Life        Price     Outstanding     Price
     --------    -----------   -----------   --------   -----------   ---------
      $ .03        125,000     Indefinite     $ .03       125,000       $ .03
      $ .10         75,000            4.6       .10        75,000         .10
      $1.25         12,000            4.6      1.25        12,000        1.25
      $2.50         62,500            4.6      2.50        62,500        2.50

   Under APB 25, the company records compensation expense over the vesting period for the difference between the exercise price and the deemed fair market value for financial reporting purposes of stock options granted. In conjunction with grants made in 1998, the company recorded $586 as stock compensation expense in the accompanying 1998 statement of operations.

   The company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation expense been recognized on stock options issued based on the fair value of the options at the date of grant and recognized over the vesting period, the company's net loss would have been increased to the pro forma amounts indicated below:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Net loss:
     As reported......................................    $ (61)      $(2,328)
     Pro forma........................................    $ (61)      $(2,340)
   Basic and diluted loss per share:
     As reported......................................    $(.02)      $  (.68)
     Pro forma........................................    $(.02)      $  (.69)

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)


   The weighted average grant date fair value of options granted in 1998 was $1.93. The fair value of each option grant is estimated on the date of grant using the fair value based method prescribed by SFAS No. 123 for private companies, which considers only the time value of money. Assumptions used for the grants were: expected life of three years, risk free interest rate of 5.5% and no dividend yield.

 Stock Options Issued Outside of the Plan

   In June 1998, the company issued an option to purchase 125,000 shares (option shares) of common stock at a price of three cents ($.03) per share in exchange for consulting services. These options are fully vested and have no expiration date. The optionee has the right to tender all of its option shares back to the company for cash and notes payable five years from the date of the original grant. The price to repurchase the option shares is equal to the number of shares multiplied by the fair market value of the underlying common stock, multiplied by 1.25. The right to tender the option shares back to the company will expire if the company's stock becomes publicly traded. As the measurement date is not known until a public offering is consummated or the right to tender shares expires, the company has recorded $391 as stock compensation expense in the accompanying 1998 statement of operations and as a long-term liability in the accompanying balance sheet as of December 31, 1998 based on the difference between the exercise price of the option and the estimated underlying fair market value of the common stock at December 31, 1998.

   In August 1998, the company issued an option to purchase 75,000 shares of common stock at a price of ten cents ($.10) per share in exchange for consulting services. The company has recorded stock compensation expense of $180 in the accompanying statement of operations based on the fair market value of the stock option on the date of the grant.

 Employee Stock Purchase Plan

   In March 1999, the board adopted the 1999 Employee Stock Purchase Plan, to provide employees of the company and its affiliates with an opportunity to purchase common stock through payroll deductions. The purchase plan will terminate at the board's discretion.

   Under the purchase plan, 500,000 shares of common stock have been reserved for issuance.

   The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the purchase plan. A new offering period begins every 12 months. The board has currently authorized an offering commencing on the effectiveness of an initial public offering of the company's common stock and ending January 31, 2000, with sequential 12-month offerings thereafter.

 Stock Option and Restricted Stock Grants Subsequent to Year End

   Subsequent to year end, the company's Board of Directors approved the issuance of 204,375 options to purchase common stock priced at $1.25 to $2.50 per share. These options vest over terms ranging from three to five years, but vesting may accelerate if certain revenue targets are achieved.

   In addition, the company issued 30,000 shares of restricted stock to three outside directors in exchange for services to be performed during 1999. The shares of restricted stock are forfeited if the individuals are not directors at December 31, 1999.

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)


 Stock Warrants

   In connection with the company's Series A preferred stock financing which closed in January 1999, the company agreed to issue warrants to purchase 258,000 shares of Series A preferred stock at $2.50 per share. The warrants expire in 2006.

 Reserved for Future Issuance

   The following common shares have been reserved for future issuance as of December 31, 1998:

     Series A convertible preferred stock............................. 1,750,000
     Employee stock options...........................................   750,000
     Warrants.........................................................   258,000
                                                                       ---------
                                                                       2,758,000
                                                                       =========

NOTE 6--RELATED PARTY TRANSACTIONS

   For the period ended December 31, 1997, two principal stockholders of the company were entitled to receive base compensation totaling $42. These salaries were not paid. Had the officers received their 1997 salary, it would have increased loss per share by $.01 for the period ended December 31, 1997. (Also see Note 4.)

NOTE 7--COMMITMENTS

 Internet Access

   In September 1998, the company entered into an agreement with a third party for the provision of internet access and hosting services. This agreement expires in September 1999. Under the terms of this agreement, the company is obligated to pay a total of $12 per month.

 Leases

   The company has entered into noncancelable operating lease agreements involving equipment and facilities through the year 2000. Rent expense totaled $0 and $16 for the years ended December 31, 1997 and 1998, respectively. Future minimum payments under the operating leases, as of December 31, 1998 are as follows:

     1999.................................................................. $21
     2000..................................................................  22
     2001..................................................................   6
                                                                            ---
     Total minimum lease payments.......................................... $49
                                                                            ===

NOTE 8--CONTINGENT ACQUISITIONS

   In March 1999, the company entered into an agreement to acquire the membership interest of The Online Medical Bookstore, LLC (Online) and the stock of InterLink Services, Inc. (InterLink). The acquisitions will be completed upon the effectiveness of an initial public offering of the company's common stock.

   The acquisitions will be accounted for by the purchase method of accounting. Accordingly, the results of operations will be included with the results of operations of the company for periods subsequent to the date of acquisition. In connection with the acquisitions, the company made nonrefundable payments of $75 to

                              NETIVATION.COM, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (Dollars in thousands, except per share data)

Online and $50 to InterLink. Should the company effect an initial public offering, the company would issue shares of common stock valued at $1,929 to Online and $1,264 to InterLink, based on the price obtained upon the effectiveness of an initial public offering by the company. In addition, the sole member of Online will also receive another cash payment totaling $175. Goodwill from these acquisitions is estimated to be $3,475.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netivation.com, Inc.:

   We have audited the accompanying balance sheets of The Online Medical Bookstore, LLC, (a Delaware limited liability corporation) as of December 31, 1997 and 1998, and the related statements of operations, member's interests and cash flows for the period from inception (May 1, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Online Medical Bookstore, LLC, as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (May 1, 1997) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Seattle, Washington
February 4, 1999
(Except for the matter discussed in Note 4
for which the date is March 4, 1999)

                       THE ONLINE MEDICAL BOOKSTORE, LLC

                                 BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------  -------
                            ASSETS
Current assets:
  Cash and cash equivalents.................................... $1,579  $53,937
  Accounts receivable..........................................    --    11,188
  Other........................................................    --     1,140
                                                                ------  -------
    Total current assets.......................................  1,579   66,265
Equipment and furniture, net...................................  1,800    3,091
                                                                ------  -------
Total assets................................................... $3,379  $69,356
                                                                ======  =======
              LIABILITIES AND MEMBER'S INTERESTS
Current liabilities:
  Accounts payable............................................. $  --   $68,394
  Deferred revenue.............................................    --     2,683
  Note payable to related party................................  2,000      --
                                                                ------  -------
    Total current liabilities..................................  2,000   71,077
Member's interests (deficit)
  Contributed capital..........................................  2,300    2,300
  Accumulated deficit..........................................   (921)  (4,021)
                                                                ------  -------
  Total member's interests (deficit)...........................  1,379   (1,721)
                                                                ------  -------
    Total liabilities and member's interests................... $3,379  $69,356
                                                                ======  =======


   The accompanying notes are an integral part of these financial statements.

                       THE ONLINE MEDICAL BOOKSTORE, LLC

                            STATEMENT OF OPERATIONS

                                                     Period from
                                                      Inception
                                                   (May 1, 1997) to  Year Ended
                                                     December 31,   December 31,
                                                         1997           1998
                                                   ---------------- ------------
Revenues..........................................      $ --         $ 290,498
Cost of revenues..................................        --          (272,985)
                                                        -----        ---------
                                                          --            17,513
Expenses
  General and administrative......................        921            4,324
  Sales and marketing.............................        --             1,000
                                                        -----        ---------
Total operating expenses..........................        921            5,324
                                                        -----        ---------
Net income (loss) (Note 3)........................      $(921)       $  12,189
                                                        =====        =========



   The accompanying notes are an integral part of these financial statements.

                       THE ONLINE MEDICAL BOOKSTORE, LLC

                        STATEMENTS OF MEMBER'S INTERESTS

                                              Contributed Accumulated
                                                Capital     Deficit    Total
                                              ----------- ----------- --------
Balance at inception (May 1, 1997)...........   $  --      $    --    $    --
Net loss.....................................      --          (921)      (921)
Contribution of equipment....................    2,300          --       2,300
                                                ------     --------   --------
Balance at December 31,1997..................    2,300         (921)     1,379
Net income...................................      --        12,189     12,189
Distributions to member......................      --       (15,289)   (15,289)
                                                ------     --------   --------
Balance at December 31, 1998.................   $2,300     $ (4,021)  $ (1,721)
                                                ======     ========   ========



   The accompanying notes are an integral part of these financial statements.

                       THE ONLINE MEDICAL BOOKSTORE, LLC

                            STATEMENTS OF CASH FLOWS

                                        Period from Inception
                                          (May 1, 1997) to
                                            December 31,         Year Ended
                                                1997          December 31, 1998
                                        --------------------- -----------------
Cash flows from operating activities:
  Net income (loss)....................        $ (921)            $ 12,189
  Adjustments to reconcile net loss to
   net cash used by operating
   activities:
   Depreciation........................           500                1,178
  Changes in assets and liabilities:
   Increase in accounts payable........           --                68,394
   Increase in deferred revenue........           --                 2,683
   Increase in accounts receivable.....           --               (11,188)
   Increase in other assets............           --                (1,140)
                                               ------             --------
  Net cash provided (used) by operating
   activities..........................          (421)              72,116
                                               ------             --------
Cash flows from investing activities:
  Purchase of equipment and furniture..           --                (2,469)
Cash flows from financing activities:
  Distributions of cash................           --               (15,289)
  Increase (decrease) in notes
   payable.............................         2,000               (2,000)
                                               ------             --------
  Net cash provided by financing
   activities..........................         2,000              (17,289)
                                               ------             --------
  Net increase in cash and cash
   equivalents.........................         1,579               52,358
  Cash and cash equivalents at
   beginning of period.................           --                 1,579
                                               ------             --------
  Cash and cash equivalents at end of
   period..............................        $1,579             $ 53,937
                                               ======             ========


   The accompanying notes are an integral part of these financial statements.

                       THE ONLINE MEDICAL BOOKSTORE, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   The Online Medical Bookstore, LLC (the "company"), a Delaware limited liability corporation, was operated as a sole proprietorship by the company's sole member from inception (May 1, 1997) to December 28, 1998. The company converted to a limited liability corporation on December 28, 1998. During the period from May 1997 through December 1997, the company was in its development stage and its activities primarily related to the research, design and development of the company's e-commerce website, discountmedbooks.com. Discountmedbooks.com became commercially operational in January 1998 and sells medical textbooks and certain supplies for medical students, physicians, nurses and other healthcare providers via the Internet. (See Note 3)

   The company is subject to the risks and challenges associated with other companies at a similar stage of early operations including dependence on key individuals, successful sales and marketing of products, the continued acceptance of the Internet as a medium for purchasing goods and services. The company is also subject to risks of competition from larger e-commerce Websites and competition from companies with greater financial, technical, management and marketing resources. Further, the company may require additional funds that may not be readily available to it.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

   The company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Income Taxes

   The company passes through to the individual member all taxable income and deductions of the company under income tax reporting regulations governing limited liability corporations.

 Equipment and Furniture

   Equipment and furniture are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of equipment and furniture is determined using the straight-line method over the expected useful lives of the assets, which range from three to five years.

 Revenue Recognition

   Revenues from product sales are generally recognized at the time of shipment to the customer.

                       THE ONLINE MEDICAL BOOKSTORE, LLC

NOTE 3--RELATED PARTY TRANSACTIONS

   The sole member of the company serves as the company's president and performs substantially all management and operational functions of the company at no charge to the company. The company occupies facilities and uses telephone and other equipment that is rented or owned by the sole member of the company. The company is not charged for the use of such facilities, telephone and other equipment. A relative of the sole member of the company provided initial financing through a note payable of $2,000 and provides administrative, shipping and receiving services and customer service to the company at no cost to the company. The company's e-commerce Website, discountmedbooks.com, was researched, designed, developed and implemented by the company's sole member, and the company was not charged for any time or materials related to making the e-commerce Website operational. (See Note 4)

NOTE 4--ACQUISITION AGREEMENT

   On March 4, 1999, the sole member of the company entered into an agreement to sell all of his membership interests in the company to Netivation.com, Inc. (Netivation) for $250,000 and common stock in Netivation valued at $1,929,000. Upon signing the agreement, the member received $75,000 in cash, which is nonrefundable. If the agreement is consummated, the sole member and the relative discussed in Note 3 will be compensated through annual salaries totaling $80,000, and stock options in Netivation. The sale is contingent upon the effectiveness of an initial public offering of Netivation's common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netivation.com, Inc.:

   We have audited the accompanying balance sheet of InterLink Services, Inc. (a Washington corporation) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterLink Services, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Seattle, Washington
March 10, 1999

                            INTERLINK SERVICES, INC.

                                 BALANCE SHEET

                               December 31, 1998

                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $    986
  Accounts receivable ...............................................   26,252
                                                                      --------
    Total current assets.............................................   27,238
Equipment and furniture, net.........................................   24,225
                                                                      --------
Total assets......................................................... $ 51,463
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................... $ 16,000
  Accrued expenses...................................................    3,638
  Line of credit.....................................................   11,198
                                                                      --------
    Total current liabilities........................................   30,836
                                                                      --------
Commitments (Note 5)
Stockholders' equity
  Common stock and additional paid-in capital (par value $1.00,
   authorized 50,000 shares; issued and outstanding, 12,750 shares)..   34,430
  Accumulated deficit................................................  (13,803)
                                                                      --------
    Total stockholders' equity.......................................   20,627
                                                                      --------
Total liabilities and stockholders' equity........................... $ 51,463
                                                                      ========


       The accompanying notes are an integral part of this balance sheet.

                            INTERLINK SERVICES, INC.

                            STATEMENT OF OPERATIONS

                      For The Year Ended December 31, 1998

Revenues............................................................. $328,705
Cost of revenues.....................................................  149,289
                                                                      --------
  Gross profit.......................................................  179,416
                                                                      --------
Operating expenses
  General and administrative.........................................  194,019
  Sales and marketing................................................    4,175
                                                                      --------
Total operating expenses.............................................  198,194
                                                                      --------
Loss before income taxes.............................................  (18,778)
Provision for income taxes...........................................      --
                                                                      --------
    Net loss......................................................... $(18,778)
                                                                      ========



         The accompanying notes are an integral part of this statement.

                            INTERLINK SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      For The Year Ended December 31, 1998

                                             Common Stock
                                            and Additional
                                                Paid-        Retained
                                              in Capital     Earnings
                                            -------------- (Accumulated
                                            Shares Amount    Deficit)    Total
                                            ------ ------- ------------ -------
Balance, January 1, 1998................... 12,750 $34,430   $  4,975   $39,405
  Net loss.................................    --      --     (18,778)  (18,778)
                                            ------ -------   --------   -------
Balance, December 31, 1998................. 12,750 $34,430   $(13,803)  $20,627
                                            ====== =======   ========   =======



         The accompanying notes are an integral part of this statement.

                            INTERLINK SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                      For The Year Ended December 31, 1998

Cash flows from operating activities:
  Net loss........................................................... $(18,778)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation.....................................................   14,400
    Changes in operating assets and liabilities:
      Accounts receivable............................................   (8,079)
      Prepaid expenses and other current assets......................    6,250
      Accounts payable and accrued expenses..........................   (7,414)
                                                                      --------
        Net cash used by operating activities........................  (13,621)
                                                                      --------
Cash flows from investing activities:
  Purchases of computer equipment....................................   (6,244)
                                                                      --------
Cash flows from financing activities:
  Borrowings on line of credit.......................................    9,843
                                                                      --------
Net decrease in cash and cash equivalents............................  (10,022)
Cash and cash equivalents, beginning of year.........................   11,008
                                                                      --------
Cash and cash equivalents, end of year............................... $    986
                                                                      ========


         The accompanying notes are an integral part of this statement.

                            INTERLINK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. ORGANIZATION OF THE COMPANY AND NATURE OF OPERATIONS

   InterLink Services, Inc., a Washington corporation (the "company"), was incorporated in June 1995, and specializes in website design and hosting services. These services include development of Internet application software, software consulting services, and the design of working website pages primarily for customers in the Pacific Northwest.

   The company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful sales and marketing of products, and competition from companies with greater financial, technical, management and marketing resources. Further, the company may require additional funds that may not be readily available to it.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The company considers all highly liquid short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Equipment and Furniture

   Equipment and furniture consist primarily of computer equipment and are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years and totals $49,018 at December 31, 1998. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed, gains and losses are reflected in the income statement.

 Revenue Recognition

   The company's revenues are derived primarily from website design and hosting services and are recognized as follows:

     Time and Material Consulting Contracts--The company recognizes revenue as services are rendered.

     Fixed-Price Consulting Contracts--Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured primarily by output measures established in the specific contract. This method is used as management considers output measures to be the best available measure of contract performance.

     Website Hosting--Revenue is recognized ratably over the service period.

 Income Taxes

   The company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the

                            INTERLINK SERVICES, INC.

company's assets and liabilities. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

3. INCOME TAXES

   The company did not provide an income tax benefit for the period presented because, based on a number of factors, there is sufficient uncertainty regarding the realizability of carryforwards that a full valuation allowance has been recorded against the net deferred tax asset. The company's total tax net operating loss carryforwards were approximately $30,000 at December 31, 1998 which expire between 2011 and 2018. The significant components of the deferred tax asset at December 31, 1998, were as follows:

   Net operating loss carryforward..................................... $11,000
   Cash to accrual adjustment..........................................  (8,000)
                                                                        -------
   Deferred tax asset..................................................   3,000
   Deferred tax asset valuation allowance..............................  (3,000)
                                                                        -------
                                                                            --
                                                                        =======

   The valuation allowance on the deferred tax asset increased by $2,000 during 1998.

   In accordance with certain provisions of the Internal Revenue Code, as amended, a change in ownership of greater than 50% of a company within a three year period results in an annual limitation on the company's ability to utilize its net operating loss ("NOL") carryforwards from tax periods prior to the ownership change.

4. BANK LINE OF CREDIT

   On February 4, 1998, the company obtained a $15,000 revolving line of credit from a financial institution to support working capital. The line of credit is secured by substantially all of the company's assets, has been guaranteed by certain stockholders and bears interest at the financial institution's index rate plus 1.50% (9.0% at December 31, 1998). Interest is payable monthly. The line of credit expires March 20, 1999.

5. COMMITMENTS

   The company leases its office space under noncancelable operating leases expiring December 31, 1999. Future minimum lease payments under noncancelable operating leases at December 31, 1998, are $10,410.

   Rental expense amounted to approximately $10,000 for the year ended December 31, 1998

6. ACQUISITION AGREEMENT

   On March 9, 1999, the company entered into an agreement to sell its stock to Netivation.com, Inc. (Netivation) for $50,000 and common stock in Netivation valued at $1,264,000. Upon signing the agreement, the stockholders received $50,000 in cash which is nonrefundable. The sale is contingent upon the successful completion of an initial public offering of Netivation's common stock.

                              NETIVATION.COM, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The unaudited pro forma combined balance sheet of Netivation.com at December 31, 1998 gives effect to the acquisitions of The Online Medical Bookstore, LLC and InterLink Services, Inc. as if they were consummated on December 31, 1998. The unaudited pro forma combined statement of operations of Netivation.com for the year ended December 31, 1998 gives effect to the acquisition of The Online Medical Bookstore, LLC and InterLink Services, Inc. as if they had been acquired on January 1, 1998.

   The unaudited pro forma combined balance sheet and statement of operations are presented for informational purposes only and do not purport to represent what the company's financial position and results of operations for the year ended December 31, 1998 would actually have been had the acquisitions, in fact, occurred on January 1, 1998, or the company's results of operations for any future period. The unaudited pro forma combined balance sheet and statement of operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              NETIVATION.COM, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1998

                                               THE
                          NETIVATION.COM, ONLINE MEDICAL   INTERLINK     PRO FORMA           PRO FORMA
                               INC.       BOOKSTORE, LLC SERVICES, INC. ADJUSTMENTS        COMBINED TOTAL
                          --------------- -------------- -------------- -----------        --------------
                                                   (DOLLARS IN THOUSANDS)
ASSETS
Cash and short-term
 investments............      $2,787           $54            $  1        $(300)(a)(b)        $ 2,542
Accounts receivable.....         --             11              26           --                    37
Subscription receivable
 for preferred stock....       1,183           --              --            --                 1,183
Prepaids and other......          35             1             --            --                    36
Equipment and furniture,
 net....................          94             3              24           --                   121
Intangible assets.......         --            --              --          3,475(a)(b)          3,475
                              ------           ---            ----        ------              -------
  Total assets..........      $4,099           $69            $ 51        $3,175              $ 7,394
                              ======           ===            ====        ======              =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and
 accruals...............      $  363           $71            $ 20          $--               $   454
Convertible note payable
 to stockholder.........         501           --              --            --                   501
Advances from
 stockholders...........          95           --              --            --                    95
Line of credit..........         --            --               11           --                    11
Other long term
 liabilities............          24           --              --            --                    24
Redeemable common stock
 option.................         391           --              --            --                   391
                              ------           ---            ----        ------              -------
  Total liabilities.....       1,374            71              31           --                 1,476
                              ------           ---            ----        ------              -------
Preferred stock.........       3,317           --              --            --                 3,317
Subscriptions receivable
 for preferred stock....       1,183           --              --            --                 1,183
Common stock and paid in
 capital................         628             2              34         3,157(a)(b)(c)       3,821
Deficit.................      (2,403)           (4)            (14)           18(c)            (2,403)
                              ------           ---            ----        ------              -------
  Total stockholders'
   equity...............       2,725            (2)             20         3,175                5,918
                              ------           ---            ----        ------              -------
  Total liabilities and
   stockholders'
   equity...............      $4,099           $69            $ 51        $3,175              $ 7,394
                              ======           ===            ====        ======              =======

                              NETIVATION.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the year ended December 31, 1998

                                                               The
                                                          Online Medical   InterLink     Pro Forma     Pro Forma
                                     Netivation.com, Inc. Bookstore, LLC Services, Inc. Adjustments  Combined Total
                                     -------------------- -------------- -------------- -----------  --------------
                                                                (Dollars in thousands)
Revenues...........................       $     --             $290          $ 329        $   --       $     619
Cost of revenues...................             --             (273)          (149)           --            (422)
                                          ---------            ----          -----        -------      ---------
Gross profit.......................             --               17            180            --             197
Expenses
Operating expenses
  General and administrative.......             837               4            194            123(e)       1,158
  Sales and marketing..............             551               1              4            --             556
  Stock compensation...............             586             --             --             --             586
  Product development..............             171             --             --             --             171
  Amortization of intangible
   assets..........................             --              --             --           1,158(d)       1,158
                                          ---------            ----          -----        -------      ---------
Total operating expenses...........           2,145               5            198          1,281          3,629
                                          ---------            ----          -----        -------      ---------
Income (loss) from operations......          (2,145)             12            (18)        (1,281)        (3,432)
Interest expense...................            (183)            --             --             --            (183)
                                          ---------            ----          -----        -------      ---------
Income (loss) before income taxes..          (2,328)             12            (18)        (1,281)        (3,615)
Provision for income taxes.........             --              --             --             --             --
                                          ---------            ----          -----        -------      ---------
Net (loss) income..................       $  (2,328)           $ 12          $ (18)       $(1,281)     $  (3,615)
Preferred stock dividends .........             (14)            --             --             --             (14)
                                          ---------            ----          -----        -------      ---------
Net income (loss) available to com-
 mon stock.........................       $  (2,342)           $ 12          $ (18)       $(1,281)     $  (3,629)
                                          =========            ====          =====        =======      =========
Basic and diluted net loss per
 share ............................       $    (.69)                                                   $    (.96)
                                          =========                                                    =========
Weighted average shares outstanding
 ..................................       3,417,377                                                    3,772,155
                                          =========                                                    =========

                             NETIVATION.COM, INC.

                         NOTES TO UNAUDITED PRO FORMA

              COMBINED BALANCE SHEET AND STATEMENT OF OPERATIONS

                               December 31, 1998
                 (Dollars in thousands, except per share data)

1. BASIS OF PRESENTATION

   The unaudited pro forma combined balance sheet gives effect to the acquisitions of The Online Medical Bookstore, LLC and InterLink Services, Inc. as if they were consummated on December 31, 1998. The pro forma adjustments are based on consideration exchanged, including the estimated fair value of assets acquired, liabilities assumed and common stock issued. The actual adjustments, which will be based on valuations of fair value as of the date of acquisition, may differ from that made herein.

   The pro forma combined statement of operations for the year ended December 31, 1998 gives effect to the acquisition of (1) The Online Medical Bookstore, LLC and (2) InterLink Services, Inc., as if these entities had been acquired January 1, 1998. As both entities will be acquired subsequent to December 31, 1998, the results of operations of Netivation for the year ended December 31, 1998 do not include any amount related to these acquisitions.

   The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the cash and common stock consideration exchanged by Netivation for the fair value of the assets acquired and liabilities assumed.

   The consummation of these acquisitions is dependent upon Netivation effecting an initial public offering.

2. PRO FORMA ADJUSTMENTS

    (a) To record the acquisition of The Online Medical Bookstore, LLC as follows:

     Purchase price..................................................... $2,179
     Liabilities assumed................................................     (2)
                                                                         ------
     Purchase price allocated to goodwill............................... $2,181
                                                                         ======

   The purchase price of The Online Medical Bookstore, LLC is $250 in cash plus $1,929 of Netivation's common stock based on the price of its common stock upon the effectiveness of an initial public offering.

    (b) To record the acquisition of InterLink Services, Inc. as follows:

     Purchase price..................................................... $1,314
     Net assets acquired................................................     20
                                                                         ------
     Purchase price allocated to goodwill............................... $1,294
                                                                         ======

   The purchase price of InterLink Services, Inc. was $50 in cash plus $1,264 of Netivation's common stock based on the price of its common stock upon the effectiveness of an initial public offering.

    (c) To eliminate the equity of the acquired businesses.

  (d) To record goodwill amortization totaling $1,158 based on an excess purchase price of $3,475. Goodwill is amortized over three years.

  (e) To record salary expense totaling $123 for key employees of acquired companies. This amount represents compensation above historical levels and is $80 for The Online Medical Bookstore, LLC and $43 for InterLink Services, Inc.

                        [LOGO OF NETIVATION.COM, INC.
                                APPEARS HERE]

                               CAPITOLWATCH.COM



                                 GOVERNET.COM



                                  MEDINEX.COM



                                  VOTENET.COM

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [LOGO OF NETIVATION.COM, INC. APPEARS HERE]


                                2,250,000 SHARES


                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                           EBI SECURITIES CORPORATION

                        MILLENIUM FINANCIAL GROUP, INC.

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under Section 145 of the Delaware General Corporation Law, the company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

   The company's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The company intends to enter into indemnity agreements with each of its directors and executive officers pursuant to which the company will indemnify each director and executive officer against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the company, and the company maintains directors' and officers' liability insurance.

   The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the company in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee............. $  7,946.00
   NASD filing fee.................................................    3,358.00
   Nasdaq National Market listing application fee..................    5,000.00
   Blue Sky fees and expenses......................................   10,000.00
   Printing and engraving expenses.................................  125,000.00
   Legal fees and expenses.........................................  300,000.00
   Accounting fees and expenses....................................  150,000.00
   Transfer Agent and Registrar fees...............................   10,000.00
   Miscellaneous expenses..........................................   88,696.00
                                                                    -----------
     Total......................................................... $700,000.00
                                                                    ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   Since January 1, 1996, the company has issued and sold unregistered securities as follows:

   1. During the period, the company authorized the grant of stock options to employees, consultants, directors and officers of the company as provided below:

                                                                       EXERCISE
                                                             NUMBER OF PRICE PER
   DATE                                                       GRANTS     SHARE
   ----                                                      --------- ---------
   June 1998................................................  125,000    $0.03
   August 1998..............................................   75,000    $0.10
   August 1998..............................................   12,000    $1.25
   August 1998..............................................   62,500    $2.50
   January 1999.............................................   77,625    $1.25
   January 1999.............................................   86,750    $2.50
   March 1999...............................................   15,000    $1.25
   March 1999...............................................   25,000    $2.50
                                                              -------    -----
                                                              478,875
                                                              =======

   2. During the period, the company sold to employees, consultants, directors and affiliates of the company an aggregate of 505,000 shares of Common Stock pursuant to restricted stock purchase agreements.

   3. On September 27, 1997, the company issued an aggregate of 2,015,000 shares to two accredited investors in consideration for the transfer of technology to the company. No value was assigned to the technology as it had no cost basis and the common stock was deemed to have minimal value.

   4. On October 24, 1997 the company issued 150,000 shares of its Common Stock at a cash price of $.70 per share to one accredited investor.

   5. On February 23, 1998, the company issued 105,000 shares of its Common Stock at a cash price of $1.20 per share to six accredited investors.

   6. In March and July 1998, the company issued an aggregate of 150,000 shares of its Common Stock to one accredited investor in consideration of its entering into a bridge loan with the company.

   7. Commencing in November 1998 and ending in January 1999, the company sold an aggregate of 2,325,000 shares of its Series A Preferred Stock at a purchase price of $2.50 per share to accredited investors.

   8. In January 1999, the company sold warrants to purchase an aggregate of 258,000 shares of Common Stock at an exercise price of $2.50 per share to 22 accredited and nonaccredited investors.

   The sales and issuance of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

   The sales and issuances of securities in the transactions described in paragraphs (3) through (8) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the company or had access, through employment or other relationships, to such information.

   No underwriters were used in connection with these sales and issuances.

Item 27. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit
      Number                       Description of Document
     -------                       -----------------------
      1.1*    Underwriting Agreement.
      2.1     Agreement and Plan of Merger, dated as of March 4, 1999, among
               Netivation.com, The Online Medical Bookstore, Inc., The Online
               Medical Bookstore, LLC and Dr. Daniel Kraft.
      2.2     Agreement and Plan of Merger, dated as of March 9, 1999, among
               Netivation.com, Netivation Acquisition Company, Inc., InterLink
               Services, Inc. and the other parties named therein.
      3(i).1  Articles of Incorporation of the company, as amended, as filed with the Secretary of State of the State of Nevada.
      3(i).2  Certificate of Incorporation, as filed with the Secretary of
               State of the State of Delaware.
      3(i).3  Form of Restated Certificate of Incorporation, to be effective upon the closing of this offering.
      3(ii).1 Nevada Bylaws of the company.
      3(ii).2 Delaware Bylaws.
      3(ii).3 Form of Restated Bylaws, to be effective upon the closing of this offering.
      4.1     Reference is made to Exhibits 3(i).1 through 3(ii).3.
      4.2*    Specimen stock certificate representing shares of common stock of the company.
      4.3     Form of Warrant for the Purchase of Common Stock to be issued to the representatives upon the closing of this offering.
      5.1*    Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
     10.1     1999 Equity Incentive Plan.
     10.2     1999 Employee Stock Purchase Plan.
     10.3     Irrevocable Non-Qualified Option Agreement, dated as of June 25,
               1998, between the company and Idaho Consulting International, as amended.
     10.4     Form of Restricted Stock Purchase Agreement.
     10.5     Form of Indemnity Agreement.
     10.6     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and Anthony J. Paquin.
     10.7     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and Gary S. Paquin.
     10.8     Executive Employment Agreement, effective February 25, 1999, between Netivation.com and Lawrence L. Burch.
     10.9     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and David C. Paquin.
     10.10    Office Lease Agreement, as amended, dated October 27, 1997, between Netivation.com and Parkwood Business Properties, Inc.
     10.11    Subscription Agreement among the company and the investors named therein.
     10.12    Form of Warrant to Purchase Shares of Preferred Stock.
     21.1     Statement re: subsidiaries of the company.
     23.1*    Consent of Cooley Godward LLP (included in Exhibit 5.1).
     23.2     Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chartered.
     23.4     Consent of Arthur Andersen LLP, Independent Public Accountants.
     24.1     Power of Attorney. Reference is made to II-5.
     27.1     Financial Data Schedule.

--------
* To be filed by amendment.

   All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 28. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned small business issuer hereby undertakes to:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Coeur d'Alene, State of Idaho, on the 17th day of March, 1999.

                                          NETIVATION.COM, INC.

                                                 /s/ Anthony J. Paquin
                                          By: _________________________________
                                                     ANTHONY J. PAQUIN
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Anthony
J. Paquin and Lawrence L. Burch his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments or any abbreviated registration statement, and any amendments thereto, filed pursuant to Rule 462(b) increasing the amount of securities for which registration is being sought) to the Registration Statement on Form SB-2, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

      /s/ Anthony J. Paquin            Chairman of Board of         March 17, 1999
______________________________________  Directors, President and
          ANTHONY J. PAQUIN             Chief Executive Officer
                                        (Principal Executive
                                        Officer)

        /s/ Gary S. Paquin             Chief Marketing Officer,     March 17, 1999
______________________________________  Secretary and Director
            GARY S. PAQUIN

      /s/ Lawrence L. Burch            Chief Financial Officer      March 17, 1999
______________________________________  and Treasurer (Principal
          LAWRENCE L. BURCH             Financial and Accounting
                                        Officer)

     /s/ Douglas K. Carnahan           Director                     March 17, 1999
______________________________________
         DOUGLAS K. CARNAHAN

         /s/ T.A. Wahlin               Director                     March 17, 1999
______________________________________
          T.A. (DREW) WAHLIN

       /s/ Donna L. Weaver             Director                     March 17, 1999
______________________________________
           DONNA L. WEAVER


     EXHIBIT
      NUMBER                       DESCRIPTION OF DOCUMENT
     -------                       -----------------------
      1.1*    Underwriting Agreement.
      2.1     Agreement and Plan of Merger, dated as of March 4, 1999, among
               Netivation.com, The Online Medical Bookstore, Inc., The Online
               Medical Bookstore, LLC and Dr. Daniel Kraft.
      2.2     Agreement and Plan of Merger, dated as of March 9, 1999, among
               Netivation.com, Netivation Acquisition Company, Inc., InterLink
               Services, Inc. and the other parties named therein.
      3(i).1  Articles of Incorporation of the company, as amended, as filed with the Secretary of State of the State of Nevada.
      3(i).2  Certificate of Incorporation, as filed with the Secretary of
               State of the State of Delaware.
      3(i).3  Form of Restated Certificate of Incorporation, to be effective upon the closing of this offering.
      3(ii).1 Nevada Bylaws of the company.
      3(ii).2 Delaware Bylaws.
      3(ii).3 Form of Restated Bylaws, to be effective upon the closing of this offering.
      4.1     Reference is made to Exhibits 3(i).1 through 3(ii).3.
      4.2*    Specimen stock certificate representing shares of common stock of the company.
      4.3     Form of Warrant for the Purchase of Common Stock to be issued to the representatives upon the closing of this offering.
      5.1*    Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
     10.1     1999 Equity Incentive Plan.
     10.2     1999 Employee Stock Purchase Plan.
     10.3     Irrevocable Non-Qualified Option Agreement, dated as of June 25,
               1998, between the company and Idaho Consulting International, as amended.
     10.4     Form of Restricted Stock Purchase Agreement.
     10.5     Form of Indemnity Agreement.
     10.6     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and Anthony J. Paquin.
     10.7     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and Gary S. Paquin.
     10.8     Executive Employment Agreement, effective February 25, 1999, between Netivation.com and Lawrence L. Burch.
     10.9     Executive Employment Agreement, effective January 1, 1999, between Netivation.com and David C. Paquin.
     10.10    Office Lease Agreement, as amended, dated October 27, 1997, between Netivation.com and Parkwood Business Properties, Inc.
     10.11    Subscription Agreement among the company and the investors named therein.
     10.12    Form of Warrant to Purchase Shares of Preferred Stock.
     21.1     Statement re: subsidiaries of the company.

 Exhibit
 Number                      Description of Document
 -------                     -----------------------
 23.1*   Consent of Cooley Godward LLP (included in Exhibit 5.1).

 23.2    Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chartered.

 23.4    Consent of Arthur Andersen LLP, Independent Public Accountants.

 24.1    Power of Attorney. Reference is made to II-5.

 27.1    Financial Data Schedule.


--------
* To be filed by amendment.